Exhibit 2

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT
THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT is made and entered into as of the 12th day of December, 2016, by and among MATRIX PDM ENGINEERING, INC., a Delaware corporation ("Purchaser"), C. Douglas Houston Revocable Trust u/t/a dated November 21, 2016 ("Seller"), and C. DOUGLAS HOUSTON, an individual and the grantor and the trustee of the Seller ("Seller Representative"). Purchaser, Seller and Seller Representative are each sometimes referred to herein as a "Party" and, collectively, as the "Parties."
RECITALS
A.Houston Interests, LLC, an Oklahoma limited liability company (the "Company"), and the other Acquired Companies (as hereinafter defined) are engaged in the business of consulting, engineering, design, construction, procurement and systems integration for sulfur, control and automation systems, food storage and manufacturing, liquid terminals, marine structures, material handling, power generation, natural gas processing and process heaters (the "Business").

B.Purchaser desires to acquire, and Seller desires to sell, the Membership Interests (as hereinafter defined).

C.Purchaser, Seller and Seller Representative desire to evidence their agreement to the terms and conditions of the purchase and sale of the Membership Interests as set forth in this Agreement.

In consideration of the recitals and the representations, warranties and covenants set forth in this Agreement, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1     Defined Terms. As used in this Agreement, each of the following terms has the meaning specified below:

"Accounts Payable" means any and all trade accounts payable of the Acquired Companies.
"Acquired Companies" means the Company and the Acquired Subsidiaries.
"Acquired Subsidiaries" means DEVCO USA, L.L.C., an Oklahoma limited liability company, Houston Interests (River), LLC, an Oklahoma limited liability company, Devco International, LLC, an Oklahoma limited liability company, River International, LLC, an Oklahoma limited liability company, S & R Technical Services, Inc., an Oklahoma corporation, Process Plant Services, LLC, an Oklahoma limited liability company, Devco World, LLC, an Oklahoma limited liability company, River Consulting, LLC, a Louisiana limited liability company, River Food Services, LLC, a Maryland limited liability company, River Consulting Colombia S.A.S., a Colombian simplified stock corporation, and Houston Dynamics LLC, a Qatar limited liability company.

"Affiliate" means, with respect to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the actual power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, by contract, credit arrangement or otherwise.
"Agreed Procedures" means the procedures set forth in Exhibit B governing Purchaser’s and Purchaser Agents’ access to the assets, books and records, contracts, employees, representatives, agents, consultants and facilities of the Acquired Companies from the date hereof until the Closing Date.
"Agreement" means this Membership Interest Purchase Agreement, as amended, supplemented or modified from time to time.
"Arbitrating Accountants" means Grant Thornton LLP.
"Balance Sheet Date" has the meaning specified in Section 4.9.
"Basket" has the meaning specified in Section 9.4(b).
"Business" has the meaning specified in the Recitals to this Agreement.
"Business Day" means any day of the year on which national banking institutions in Tulsa, Oklahoma are open to the public for conducting business and are not required or authorized to close.
"CALSULCO Agreement" means that certain Accounting and Administrative Services Agreement dated as of June 20, 2000, by and between CALSULCO, LLC and DEVCO USA, L.L.C.
"Cash Target" means $0.00.
"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any successor statutes and any regulations promulgated thereunder.
"CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System List.
"Claim" has the meaning specified in Section 9.1.
"Closing" means the consummation of the transactions contemplated hereunder.
"Closing Balance Sheet" means, collectively, the consolidated balance sheet of the Acquired Companies as of the Closing Date, prepared in accordance with GAAP, except that notes to the consolidated financial statements are to be omitted.
"Closing Cash" means the cash and cash equivalents of the Acquired Companies less the aggregate amount of outstanding and uncleared checks written by the Acquired Companies, in each case calculated in accordance with GAAP and measured immediately prior to the Closing.
"Closing Date" has the meaning specified in Section 3.1.

"Closing Expenses" means (a) all expenses of the Acquired Companies incurred or to be incurred in connection with the preparation, execution and consummation of this Agreement and the transactions contemplated hereby, including all fees and disbursements of legal advisors, investment bankers, accountants and other advisors and service providers, payable by any Acquired Company, (b) payments, bonuses or severance which become due or are otherwise required to be made as a result of or in connection with the Closing or as a result of any change of control or other similar provisions, and (c) the portion of any payroll, employment or other Taxes, if any, that is required to be paid by any Acquired Company with respect to the amounts payable pursuant to this Agreement or the amounts described in clause (a) and (b), and that, in each case, remain outstanding and are to be paid at the Closing.
"Closing Indebtedness" means the Indebtedness owed by the Company to Arvest Bank and The Rubottom Family Trust dated January 23, 1997.
"COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
"Code" means the Internal Revenue Code of 1986, as amended.
"Company" has the meaning specified in Recitals of this Agreement.
"Company Contracts" means all written and oral agreements, contracts, leases, purchase or work orders, commitments and understandings to which any Acquired Company is a party, by which any Acquired Company is directly or indirectly bound, or to which any asset of any Acquired Company may be subject, of the following types:
(i)leases, licenses, permits, franchises and other contracts concerning or relating to real property, and leases of personal property;

(ii)employment, consulting, agency, collective bargaining and other similar contracts, agreements, and other instruments and arrangements relating to or for the benefit of current, future or former employees, officers, directors, managers, sales representatives, distributors, dealers, agents, independent contractors or consultants, including contracts with any labor union;

(iii)contracts between any Acquired Company and (i) any of its directors, managers, officers, employees, or (ii) Seller or Seller Representative or any Affiliate of Seller or Seller Representative;

(iv)loan agreements, indentures, letters of credit, mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, and other agreements and instruments relating to the borrowing of money, obtaining of or extension of credit or other form of Indebtedness;

(v)contracts granting a Lien on any real or personal property of any Acquired Company or any other Person;

(vi)contracts relating to any Inventory of any Acquired Company being stored at any facility that is not leased by any Acquired Company;

(vii)licenses, licensing arrangements and other contracts providing in whole or in part for the use of, or limiting the use of, any Intellectual Property Rights;

(viii)brokerage or finder's agreements;

(ix)joint venture, partnership and similar contracts involving a sharing of profits or expenses (including joint research and development and joint marketing contracts);

(x)asset purchase agreements, stock or equity purchase agreements, merger agreements, and other acquisition or divestiture agreements, including any agreements relating to the sale, lease or disposal of any assets (other than sales of Inventory in the ordinary course of business), stock or other form of equity, or involving continuing indemnity or other obligations;

(xi)orders and other contracts for the purchase or sale of materials, supplies, equipment, machinery, parts, products or services, each of which involves aggregate payments in excess of $5,000;

(xii)orders and other contracts with respect to which the aggregate amount that could reasonably be expected to be paid or received thereunder in the future exceeds $10,000 per annum or $15,000 in the aggregate;

(xiii)contracts for construction or capital expenditures in excess of $5,000;

(xiv)sales agency, manufacturer's representative, marketing and distributorship agreements, including those listed in Section 4.28 of the Disclosure Schedule;

(xv)contracts or commitments limiting in any respect the ability of any Acquired Company to compete with any Person or otherwise conduct business of any line or nature or in any geographical area;

(xvi)contracts containing a "most favored nations" or similar provision, or a provision establishing an exclusive sale or purchase obligation with respect to any product, service or geographic location;

(xvii)contracts, agreements and arrangements with respect to the representation of any Acquired Company in foreign countries;

(xviii)confidentiality and non-disclosure agreements;

(xix)contracts entered into within the last five years involving any resolution or settlement of any actual or threatened litigation, arbitration or dispute; and

(xx)any other contracts, agreements and commitments that are material to any Acquired Company.

"Company Employee Benefit Plans" means "employee benefit plans," as defined in section 3(3) of ERISA, including profit sharing, stock option, stock bonus, severance pay, employment, consulting, bonus, change-in-control, retention, vacation, health, welfare, sick leave, vacation pay, salary continuation for disability, retirement, deferred compensation, bonus, long‑term incentive, hospitalization, medical insurance, life insurance and scholarship programs, or other material program, plan or arrangement, whether or not in writing, maintained by any Acquired Company or any ERISA Affiliate or to which any Acquired Company or ERISA Affiliate has contributed or is obligated to contribute.

"Company Financial Statements" has the meaning specified in Section 4.9.
"Company Permits" means any and all permits, licenses, variances, exemptions, orders, franchises, approvals, consents, registrations and authorizations of all Governmental Authorities held by any Acquired Company relating to the ownership, use or operation of its business or assets.
"Consulting Agreement" has the meaning specified in Section 3.2(k).
"Current Assets" means the current assets reflected on the balance sheet of either of the Acquired Companies at any given date, determined in accordance with GAAP, but excluding (a) Closing Cash, (b) obsolete Inventory and Inventory on hand to the extent exceeding 12 months usage, and (c) accounts receivable outstanding for more than 60 days past their respective due dates; provided, however, that with respect to clauses (b) and (c), such items shall not be excluded from the definition of "Current Assets" to the extent that such items are reserved for in the Company Financial Statements.
"Current Liabilities" means the current liabilities reflected on the consolidated balance sheet of the Acquired Companies at any given date, determined in accordance with GAAP.

"Database" means all user and usage data (including without limitation clients, suppliers and employees names, identifications, emails and phone numbers), live ads and cookies, in each case generated from a website, and web addresses and domain names.

"Data Protection Law" means Law 1581 of 2012 and Decree 1377 of 2013, each as enacted in Colombia, and as amended from time to time, and any Colombian law regulating data protection, privacy or the recording, monitoring or interception of communications.

"Disclosed Personal Information" means Personal Information disclosed to Purchaser pursuant to this Agreement.

"Disclosure Schedule" means the Disclosure Schedule attached hereto and any documents listed on such Disclosure Schedule and expressly incorporated therein by reference.
"Environmental Law" means any applicable federal, state, local or foreign statute, code, ordinance, rule, regulation, policy, guideline, permit, consent, approval, license, judgment, order, writ, decree, common law, injunction or other authorization in effect on the date hereof or at a previous time, relating to (a) emissions, discharges, releases or threatened releases of Hazardous Materials into the natural environment, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly‑owned treatment works, septic systems or land; (b) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Materials; (c) occupational health and safety; or (d) otherwise relating to the pollution of the environment, solid waste handling treatment or disposal, operation, remediation or reclamation of oil and gas operations or mines, or protection of environmentally sensitive areas.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.
"ERISA Affiliate" means any entity which is (or at any relevant time was) a member of a "controlled group of corporations" under "common control" or in "an affiliated service group" with any Acquired Company or Affiliate, within the meaning of Section 414(b), (c) or (m) of the Code.

"ERISA Affiliate Liability" means any actual or contingent obligation, liability or expense of any of any Acquired Company or ERISA Affiliate or in respect of any employee benefit plan under any statute or regulation that imposes liability on a so-called "controlled group" or similar basis (as used in Sections 52 and 414 of the Code or the Coal Industry Retiree Health Benefit Act of 1992, as amended), including as a result of being an ERISA Affiliate or successor prior to the Closing Date with respect to any other Person.
"Escrow Agent" means Bank of America, N.A., in its capacity as escrow agent under the Escrow Agreement.
"Escrow Agreement" means the escrow agreement to be executed by Seller, Purchaser and the Escrow Agent substantially in the form of Exhibit A attached hereto.
"Estimated Cash Statement" has the meaning specified in Section 2.3(b).
"Estimated Working Capital Statement" has the meaning specified in 2.3(a).
"Foreign Official" means any foreign government official, any official of a political party in a foreign country or any candidate for political office in a foreign country, and any employee of a company which is owned directly or indirectly in whole or in part by a foreign government.
"Fundamental Representations" means the representations set forth in Sections 4.1 (Authority), 4.2 (Validity and Binding Effect), 4.3 (Noncontravention), 4.5 (Title to the Membership Interests), 4.6 (Organization), 4.7 (Investments), 4.10 (Capital Structure), 4.11 (Indebtedness) and 4.13 (Brokers).
"Funded Indebtedness" means Indebtedness described in clauses (a), (b), (c), (d), (e), (g), (h) and (i) of the definition of "Indebtedness" appearing in this Section 1.1.
"GAAP" means generally accepted accounting principles in effect from time to time, as recognized by the U.S. Financial Accounting Standards Board (or any generally recognized successor), consistently applied throughout the periods involved.
"Government Bid" means any bid, offer, proposal or response to solicitation which, if accepted or awarded, would result in the establishment of a Government Contract.
"Government Contract" means any Company Contract, including any subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, blanket purchase agreement, letter agreement, purchase order, delivery order, task order, grant, cooperative agreement, change order or other commitment or funding vehicle with (i) any Governmental Authority, (ii) any prime contractor to any Governmental Authority or (iii) any subcontractor with respect to any Company Contract described in clause (i) or (ii).
"Governmental Authority" means any national, state, county or municipal government, domestic or foreign, any agency, board, bureau, commission, court, department or other instrumentality of any such government, or any arbitrator in any case that has jurisdiction over Purchaser, Seller or any Acquired Company, as the case may be, or any of its properties or assets.
"Hazardous Material" means (a) any "hazardous substance," as defined by Environmental Law; (b) any "hazardous waste" or "solid waste," in either case as defined by Environmental Law; (c) any solid, hazardous, dangerous or toxic chemical, material, waste or substance, within the meaning of and regulated by any Environmental Law; (d) any radioactive material, including any naturally occurring radioactive material, and any source, special or byproduct material as defined by Environmental Law; (e) any asbestos or any asbestos‑containing materials in any form or condition; (f) any polychlorinated biphenyls in any form or condition; or (g) petroleum, petroleum hydrocarbons, or any fraction or byproducts thereof.
"Holdback Escrow Account" means the account established pursuant to the terms of the Escrow Agreement to serve as security for indemnification claims made by Purchaser or Purchaser's related persons under this Agreement.
"Holdback Escrow Amount" means $4,600,000.
"Indebtedness" as applied to any Person means (without duplication) (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all indebtedness of such Person secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such Lien, (e) all obligations under leases which are, or are required to be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee, (f) any liability of such Person in respect of performance bonds, banker's acceptances or letters of credit, (g) indebtedness under any interest rate, currency or other hedging agreements or swap arrangements, (h) amounts owing as deferred purchase price for property or services, including all seller notes and "earn-out" payments, and purchase price adjustment payments and non-competition payments in connection with merger and acquisition transactions, (i) all interest, fees, prepayment premiums and other expenses (including breakage costs) owed with respect to any indebtedness, liabilities and/or obligations of the type referred to above (determined through the Closing Date whether or not actually repaid at Closing), and (j) all indebtedness, liabilities and/or obligations of the type referred to above which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase, guarantee or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.
"Indemnified Person" has the meaning specified in Section 9.1.
"Indemnifying Party" has the meaning specified in Section 9.1.
"Intellectual Property Rights" means any and all proprietary and technical information, trade names (registered and unregistered), trade secrets, patents and patent rights, patent applications, patents pending, service marks (registered and unregistered), trademarks (registered and unregistered), trademark and service mark registrations and applications, customer and supplier lists and other information, price lists, advertising and promotional materials, field performance data, research materials, royalty rights, copyrights, other proprietary intangibles, computer programs and software, databases, processes, technical know-how, business and product know-how, engineering and other drawings, plats, surveys, designs, plans, methods, engineering and manufacturing specifications, technology, inventions, processes, methods, formulas, procedures, literature and phone numbers, and operating and quality control manuals and data relating to the Business.
"Inventory" means any and all inventories of raw materials, supplies, work in process and finished goods, whether on hand or on order, including all raw materials and other materials used or consumed in the course of the Business, labeling and packaging, products or goods ordered or held for shipment or in transit and other finished products and goods.
"ITAR" means the International Traffic in Arms Regulations.

"Knowledge" (whether or not capitalized) means the actual knowledge of such individual, after reasonable investigation, in his or her individual capacity and as an officer, director, manager or employee of any Acquired Company or Purchaser, as applicable.
"Knowledge Parties" means Seller Representative, Bevan Houston, Greg DiFrank, Robert Wagner, Jim Hauser, Jeff Richey, Mike Patena, Lauren Houston and Jeff Hutsell.
"Lien" means any lien, mortgage, security interest, pledge, deposit, production payment, restriction, burden, encumbrance, rights of a vendor under any title retention or conditional sale agreement, or lease or other arrangement substantially equivalent thereto.
"Material Adverse Effect" means (a) when used with respect to Seller or any Acquired Company, a circumstance, change, result or consequence that would, or is reasonably likely to, materially and adversely affect the condition (financial or otherwise), results of operations or business of any Acquired Company (taken as a whole) or the aggregate value of its assets or liabilities, or would, or is reasonably likely to, materially impair the ability of any Acquired Company (taken as a whole) to own, hold, develop and operate its assets or would impair Seller's ability to perform its obligations hereunder or consummate the transactions contemplated hereby; and (b) when used with respect to Purchaser, a circumstance, change, result or consequence that would, or is reasonably like to, materially and adversely affect the condition (financial or otherwise), results of operations or business of Purchaser or any Acquired Company, would, or is reasonably like to, materially impair the ability of any Acquired Company to own, hold, develop and operate its assets, or would impair Purchaser's ability to perform its obligations hereunder or consummate the transactions contemplated hereby; provided, however, that any adverse change, event or development arising from (w) general business or economic conditions, (x) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (y) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), or (z) changes in laws shall not be taken into account in determining whether there has been a Material Adverse Effect under either clause (a) or (b) above unless change, event or development affects any Acquired Company in a substantially disproportionate manner.
"Membership Interests" means all of the issued and outstanding equity of the Company, including without limitation all "Interests", "Economic Interests" and "Sharing Ratios", each as defined in the Operating Agreement.
"Objection Period" has the meaning specified in Section 2.3(c).
"Operating Agreement" means the Amended and Restated Operating Agreement of the Company dated as of January 13, 2014, duly executed by Seller.
"Organizational Documents" means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the certificate of formation and limited liability company operating agreement of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; (f) the trust agreement, declaration of trust or similar document of a trust and (g) any amendment to any of the foregoing.

"OSHA" means the Occupational Safety and Health Act of 1970, as amended.
"Parties" has the meaning specified in the introductory paragraph of this Agreement.
"Person" (whether or not capitalized) means any natural person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, trust, bank, trust company, business trust or other entity or organization, whether or not a Governmental Authority.
"Personal Information" means information about an identifiable individual.
"Pre-Closing Tax Period" has the meaning specified in Section 6.4(b).
"Procurement Laws" means all laws, rules, regulations, orders, writs, decrees or judgments of any Governmental Authority that apply to a Government Contract or a Government Bid, or that apply to activities relating to the seeking, obtaining and performing of a Government Contract or a Government Bid, including activities such as proposal development and submission, negotiations, change orders, accounting, terminations, claims and audits.
"Purchaser" has the meaning specified in the introductory paragraph of this Agreement.
"Purchaser Claim(s)" has the meaning specified in Section 9.4(b).
"Purchase Price" means $46,000,000, subject to adjustment as set forth in Section 2.3.
"Purchaser Agent" means any director, manager, officer, employee, agent, advisor (including legal, accounting and financial advisors), Affiliate or other representative of Purchaser.
"RCRA" means the Resource Conservation and Recovery Act, as amended, or any successor statutes or regulations promulgated thereunder.
"Real Estate Leases" has the meaning specified in Section 4.24(a).
"Reference Rate" means The Wall Street Journal Prime Rate in effect from time to time, which for the purposes hereof shall mean the Prime Rate of interest published from time to time by The Wall Street Journal in the "Bond Rates & Yields" section of The Wall Street Journal or in the event that such rate is no longer published in The Wall Street Journal, a comparable index or interest rate selected by the payee of the interest, and which rate hereunder shall change as The Wall Street Journal Prime Rate changes with such changes in The Wall Street Journal Prime Rate to take effect on the date published. For purposes of clarity, the Reference Rate on the last Business Day prior to the date of this Agreement was 3.50% per annum.
"Related persons" (whether or not capitalized) has the meaning specified in Section 9.1.
"Responsible Officer" means the Chairman, Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer or any Vice President of Purchaser.
"Restricted Business" has the meaning specified in Section 6.6(a).
"Restricted Period" has the meaning specified in Section 6.6(a).
"Seller Agent" means any director, manager, officer or employee of any Acquired Company, and any agent, advisor (including legal, accounting and financial advisors) or other representative of Seller.

"Seller Representative" has the meaning specified in the introductory paragraph of this Agreement.
"Seller" has the meaning specified in the introductory paragraph of this Agreement.
"Stock Pledge Agreement" means that certain Stock Pledge Agreement dated as of June 22, 2012, by and between the Company and The Rubottom Family Trust dated January 23, 1997.
"Straddle Period" has the meaning specified in Section 6.4(b).
"Tangible Personal Property" means all plant, equipment (including shop and office equipment), vehicles, machinery, manufacturing and laboratory equipment, testing equipment, gauges, valves, compressors, tanks, motors, parts, tools, tooling, routers, pumps, controls, materials and supplies, computers, communications and office equipment, furnishings, furniture and other tangible property owned, leased or used by any Acquired Company.
"Target Working Capital" means $0.00.
"Tax Returns" has the meaning specified in Section 4.30(a).
"Taxes" means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, goods and services, harmonized sales, federal royalty, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to the United States or any state, provincial, local or foreign governmental subdivision or agency thereof, and in each instance such term shall include any installments, interest, penalties or additions to tax attributable to any such Tax, including penalties for the failure to file any Tax Return or report, and whether disputed or not.
"Territory" has the meaning specified in Section 6.6(a).
"Third‑Party Consent" means the consent or approval of any Person other than Seller, Purchaser, any Acquired Company or any Governmental Authority.
"WARN Act" means the Worker Adjustment and Retraining Notification Act, as amended.
"Working Capital" means Current Assets minus Current Liabilities at any given date.
1.2    Other Definitional Provisions.

(a)All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.

(b)Exhibits and Schedules, including the Disclosure Schedule, to this Agreement are attached hereto and by this reference incorporated herein for all purposes.

(c)The words "this Agreement," "herein," "hereby," "hereunder" and "hereof," and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "this Article," "this Section" and "this subsection," and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word "or" is not exclusive, and the word "including" (in its various forms) means including without limitation.

(d)Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(e)Unless otherwise indicated, references herein to money or cash refer to the legal currency of the United States of America.

ARTICLE II
PURCHASE AND SALE

2.1    Purchase and Sale. At the Closing, upon the terms and subject to the conditions contained herein, Seller shall sell, transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase, accept and acquire from Seller, the Membership Interests.

2.2    Purchase Price. In full consideration for the Membership Interests, Purchaser shall pay (or cause to be paid) the following amounts at the Closing:

(a)    Purchaser shall pay to Seller an amount, in cash by bank wire transfer of immediately available funds, equal to the Purchase Price less (i) the amount of Closing Indebtedness, (ii) the amount of Closing Expenses, and (iii) the Holdback Escrow Amount.

(b)    If not previously paid by the Company, Purchaser shall pay to the holders of the Closing Indebtedness the amounts required to satisfy the Closing Indebtedness in full.

(c)    If not previously paid by the Company, Purchaser shall pay to the Persons to whom the Closing Expenses are owed the amounts required to pay the Closing Expenses in full.

(d)    Purchaser shall pay an amount equal to the Holdback Escrow Amount into escrow with the Escrow Agent pursuant to the Escrow Agreement.

2.3    Adjustment to Purchase Price.

(a)    The Purchase Price was determined based on the assumption that the Working Capital at the Closing Date will be equal to the Target Working Capital. At least three Business Days prior to the Closing Date, Seller shall provide to Purchaser an estimated statement showing Current Assets, Current Liabilities and Working Capital (the "Estimated Working Capital Statement"). The Parties agree that the Estimated Working Capital Statement shall include a Current Liability in the amount of $13,533.00 for accrued paid time off sick bank liabilities. If the amount of Working Capital reflected on the Estimated Working Capital Statement exceeds the Target Working Capital, the Purchase Price payable at the Closing shall be adjusted upward by the amount of such excess. If the amount of Working Capital reflected on the Estimated Working Capital Statement is less than the Target Working

Capital, the Purchase Price payable at the Closing shall be adjusted downward by the amount of such deficiency.

(b)    The Purchase Price was determined based on the assumption that Closing Cash will be equal to the Cash Target. At least three Business Days prior to the Closing Date, Seller Representative shall provide to Purchaser an estimated statement showing Closing Cash (the "Estimated Cash Statement"). If the amount of Closing Cash reflected on the Estimated Cash Statement exceeds the Cash Target, the Purchase Price payable at the Closing shall be adjusted upward by the amount of such excess.

(c)    Within 75 days after the Closing Date, Purchaser will prepare and provide to Seller Representative the Closing Balance Sheet as well as a statement showing a calculation of Working Capital and Closing Cash as reflected on the Closing Balance Sheet. The Parties agree that such calculation of Working Capital shall include a Current Liability in the amount of $13,533.00 for paid accrued time off sick bank liabilities. If Seller Representative objects to Purchaser's calculation of Working Capital or Closing Cash as reflected in the Closing Balance Sheet, Seller Representative shall deliver to Purchaser within 10 days after receipt of the Closing Balance Sheet (the "Objection Period"), a written statement describing their objections thereto. In the event that Seller Representative fails to deliver such written statement prior to the expiration of the Objection Period, the Closing Balance Sheet shall be final, conclusive and binding upon the Parties. In the event that Seller Representative delivers such written statement prior to the expiration of the Objection Period, Seller Representative and Purchaser will use all reasonable efforts to resolve any dispute. If a final resolution is not obtained within 30 days after Seller Representative delivered such written notice, either Seller Representative or Purchaser may submit any remaining disputes for resolution to the Arbitrating Accountants, which firm shall resolve such dispute within 30 days following its selection. The Arbitrating Accountants' determination of Working Capital and Closing Cash shall be final, conclusive and binding upon the Parties. Seller Representative, Seller and Purchaser shall cooperate with the Arbitrating Accountants in all respects, including providing the Arbitrating Accountants with all work papers and back-up materials used in preparation and review of their calculations of Working Capital. The fees, expenses and costs of the Arbitrating Accountants shall be borne equally by Seller and Seller Representative, on the one hand, and Purchaser on the other hand.

(d)    Within 10 days after the earliest of (i) the expiration of the Objection Period, in the event no objection has been made, (ii) the mutual resolution of any dispute, in the event an objection has been made, or (iii) the delivery of the final calculation of Working Capital by the Arbitrating Accountants, the following shall occur: (A) Purchaser shall pay to Seller the amount by which Working Capital, as reflected on the Closing Balance Sheet, exceeds the Working Capital reflected in the Estimated Working Capital Statement, or Seller shall pay to Purchaser the amount by which Working Capital, as reflected on the Closing Balance Sheet, is less than the Working Capital reflected in the Estimated Working Capital Statement, and (B) Purchaser shall pay to Seller the amount by which the Closing Cash reflected in the Closing Balance Sheet exceeds its Closing Cash reflected in the Estimated Cash Statement, or Seller shall pay to Purchaser the amount by which the Closing Cash reflected on the Closing Balance Sheet is less than the Closing Cash reflected in the Estimated Cash Statement. Any such payment shall be with interest from the Closing Date until payment at a rate per annum equal to the Reference Rate in effect on the Closing Date. In any such case, the amount of such payment, if any, shall be treated as an adjustment to the Purchase Price.

(e)    The Purchase Price shall be further subject to a downward adjustment by the amount of all Funded Indebtedness of the Acquired Companies as of the Closing Date not reflected (i) in the calculation of Working Capital, (ii) in the payments of Closing Indebtedness pursuant to Section 2.2(b), or (iii) in the payments of Closing Expenses pursuant to Section 2.2(c).

(f)    On or before June 30, 2017, Purchaser shall pay Seller an amount equal to all warranty reserves on the Closing Balance Sheet attributable to any warranty periods that expired since the date of the Closing Balance Sheet, net of any warranty expenses that were incurred prior to the expiration of such warranty periods. Such payment shall constitute an upward adjustment to the Purchase Price. On or before June 30, 2017, Seller shall pay Purchaser an amount equal to all warranty obligations on a project incurred by Purchaser in excess of the warranty reserve included on the Closing Balance Sheet for such project. Such payment shall constitute a downward adjustment to the Purchase Price.

ARTICLE III
CLOSING

3.1    Closing. The Closing will take place at the offices of Conner & Winters, LLP in Tulsa, Oklahoma, on December 12, 2016, effective 12:01 am Central Standard Time on such date (the "Closing Date").

3.2    Closing Obligations of Seller. At the Closing, Seller shall deliver to Purchaser:

(a)    An assignment of the Membership Interests from Seller to Purchaser, free and clear of any and all Liens;

(b)    All certificates evidencing the Membership Interests, if any, free and clear of any and all Liens;

(c)    All stock certificates evidencing all outstanding shares of common stock of S&R Technical Services, Inc.;

(d)    Evidence, satisfactory to Purchaser in its sole discretion, of releases of all Liens relating to the Closing Indebtedness outstanding and owing to Arvest Bank and the Closing Indebtedness outstanding and owing to The Rubottom Family Trust dated January 23, 1997;

(e)    Evidence, satisfactory to Purchaser in its sole discretion, of releases of any and all Liens relating to each Acquired Company's assets, including all Liens listed in section 4.8(a) of the Disclosure Schedule;

(f)    A certificate of the Manager or President, as applicable, of each Acquired Company (other than Houston Dynamics LLC) providing certified copies of (i) the current Organizational Documents of such Acquired Company, and (ii) a certificate of good standing from the relevant office in the state or country in which such Acquired Company was organized or formed, as applicable, dated not earlier than five Business Days prior to the Closing Date;

(g)    All of the minute books and records of each Acquired Company in the possession of Seller or any Acquired Company;

(h)    The Escrow Agreement duly executed by Seller;

(i)    A consulting agreement by and between Purchaser and Seller Representative, duly executed by Seller Representative and in form and substance satisfactory to Purchaser (the "Consulting Agreement");

(j)    Retention Agreements by and between the Company and each of the individuals required by Purchaser in its sole discretion, duly executed by each such individual, and each in form and substance satisfactory to Purchaser;

(k)    The Joinder of Spouse described in Section 10.7;

(l)    All Third-Party consents listed in section 4.4 of the Disclosure Schedule;

(m)    Evidence, satisfactory to Purchaser in its sole discretion, that the Company's 401(k) plan has been terminated by resolution of the manager of the Company; and

(n)    Such other certificates and documents as may be called for under this Agreement or as Purchaser shall reasonably request.

(o)    A letter agreement duly executed by Greg DiFrank in form and substance satisfactory to Purchaser, stating that such individual does not own any ownership or equity in, and has no claim to ownership or equity in, River Food Services, LLC.

3.3    Closing Obligations of Purchaser. At the Closing, Purchaser shall deliver:

(a)    To Seller, the Escrow Agent and the Persons described in Section 2.2, as applicable, the portion of the Purchase Price (subject to the matters described in Sections 2.1 and 2.3) required to be paid at the Closing pursuant to Section 2.2, by wire transfer in immediately available funds;

(b)    To Seller, the Escrow Agreement duly executed by Purchaser and the Escrow Agent;

(c)    The Consulting Agreement, duly executed by Purchaser; and

(d)    Such other certificates and documents as may be called for under this Agreement or as Seller shall reasonably request.

3.4    Payoff Letters. At least one Business Day prior to the Closing Date, Seller shall deliver to Purchaser customary payoff letters with respect to the Closing Indebtedness.  Prior to the Closing, Seller shall deliver to Purchaser payoff letters with respect to the Closing Expenses.  Such payoff letters shall contemplate the Closing Indebtedness and Closing Expenses being repaid in full on or before the Closing Date.

3.5    Wire Transfer Instructions. Any wire transfer instructions pursuant to which Seller is entitled to receive funds hereunder or under the Escrow Agreement shall be delivered by Seller Representative to Purchaser or the Escrow Agent, as applicable, at least three Business Days prior to the date on which the applicable wire transfer is set to occur.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
AND SELLER REPRESENTATIVE

Seller and Seller Representative hereby jointly and severally represent and warrant to Purchaser as follows:
4.1    Authority. Seller has full power and authority to execute and deliver this Agreement and to perform Seller's obligations hereunder. Seller Representative has the personal and lawful capacity to enter into this Agreement without the need for spousal consent or the consent or authorization of any other Person. No further action is necessary on the part of Seller or Seller Representative for Seller and Seller Representative to execute and deliver this Agreement and to consummate and perform Seller's and Seller Representative's obligations hereunder.

4.2    Validity and Binding Effect. This Agreement has been duly executed and delivered by or on behalf of Seller and Seller Representative and constitutes the legal, valid and binding obligation of Seller and Seller Representative, enforceable against Seller and Seller Representative in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles, regardless of whether enforceability is considered in a proceeding at law or in equity.

4.3    Noncontravention. Except as set forth in section 4.3 of the Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which Seller or Seller Representative or any Acquired Company is subject; (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice or consent under the Organizational Documents of any Acquired Company or any agreement, contract, lease, license, instrument or other arrangement to which Seller or any Acquired Company is a party or by which Seller or any Acquired Company is bound or to which any of their assets are subject; or (c) result in the creation of any Liens, subscriptions, options, warrants, calls, proxies, commitments or contracts of any kind upon the Membership Interests.

4.4    Consents and Approvals. Except as set forth in section 4.4 of the Disclosure Schedule: (a) no consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority is required by or with respect to Seller or any Acquired Company in connection with the execution and delivery of this Agreement by Seller and Seller Representative or the consummation by Seller and Seller Representative of the transactions contemplated hereby; and (b) no Third-Party Consent is required by or with respect to Seller or Seller Representative or any Acquired Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

4.5    Title to the Membership Interests. The Membership Interests are currently and will be on the Closing Date held beneficially and of record by Seller free and clear of any Lien, restriction on transfer (other than any restrictions under federal and state securities laws), option, warrant, purchase right or other contract or commitment (other than this Agreement). All outstanding equity of each Acquired Subsidiary is currently and will be on the Closing Date held beneficially and of record by the owner of such equity listed on Section 4.10(b) of the Disclosure Schedule, free and clear of any Lien, restriction on transfer (other than any restrictions under federal and state securities laws), option, warrant, purchase right or other contract or commitment (other than this Agreement).

4.6    Organization. Each Acquired Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted. Each Acquired Company is duly qualified to do business in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary. Section 4.6 of the Disclosure Schedule sets forth a list of (a) the jurisdiction of formation or incorporation of each Acquired Company, (b) each jurisdiction in which each Acquired Company is licensed or qualified to do business as a foreign entity, and (c) the current directors and managers, as applicable, and officers of each Acquired Company, including a list of offices held by such officers. Copies of the Organizational Documents of each Acquired Company have heretofore been delivered to Purchaser, and such copies are accurate and complete as of the date hereof.

4.7    Investments. Except as set forth in section 4.7 of the Disclosure Schedule: (a) no Acquired Company owns any subsidiaries or other equity interest in any other corporation, general or limited partnership, joint venture, limited liability company or other business entity other than subsidiaries and equity interests in another Acquired Company; and (b) no Acquired Company has conducted any business other than the Business.

4.8    Assets; Tangible Personal Property.

(a)    Except as set forth in section 4.8(a) of the Disclosure Schedule, each Acquired Company has valid and marketable title to all of its properties and assets, both tangible and intangible, free and clear of any and all Liens. The assets owned by the Acquired Companies constitute all of the property, rights and assets necessary for the Acquired Companies to own and operate the Business for the same or similar purposes for which, and in the same or similar manner in which, the Business has been owned and operated by the Acquired Companies prior to the Closing. The assets of the Acquired Companies are in good operating condition, order and repair, ordinary wear and tear excepted, subject only to repairs in the ordinary course of business.

(b)    There has been no condemnation, seizure, damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the assets of any Acquired Company in any material respect which has not subsequently been completely repaired, replaced or restored. No Acquired Company has received notice, and no Knowledge Party has knowledge of any pending, threatened or contemplated condemnation proceeding affecting any of the assets (or any portion thereof) of any Acquired Company or of any sale or other disposition of any of any assets (or any portion thereof) of any Acquired Company in lieu of condemnation.

(c)    Section 4.8(c) of the Disclosure Schedule contains a true and complete list of each item of Tangible Personal Property which any Acquired Company owns or purports to own having a fair market value of $5,000 or greater. To the knowledge of the Knowledge Parties, no item of Tangible Personal Property is defective, either in design or manufacture. The Tangible Personal Property is sufficient and adequate for the conduct by each Acquired Company of its business and operations as currently conducted. Except as set forth in section 4.8(c) of the Disclosure Schedule, no material capital expenditures are anticipated by any Acquired Company to replace any item of Tangible Personal Property or to acquire any new items of personal property, plant or equipment during the six month period after the date hereof.

4.9    Financial Statements. Set forth in section 4.9 of the Disclosure Schedule are true and correct copies of (a) the audited consolidated balance sheets of the Acquired Companies as of December 31, 2013, 2014 and 2015, and the consolidated statements of income, equity and cash flows for the Acquired Companies for the fiscal years then ended; and (b) the unaudited consolidated balance sheets of the Acquired Companies as at September 30, 2016 (the "Balance Sheet Date"), and the unaudited statements of income, equity and cash flows for the Acquired Companies for the 9-month period then ended (collectively, the "Company Financial Statements"). The Company Financial Statements were prepared in accordance with GAAP and fairly present in all material respects the consolidated financial position of the Acquired Companies as of their respective dates and the results of operations, equity and cash flows of the Acquired Companies for the periods presented therein. As of the date of this Agreement, no Acquired Company has any liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) except as and to the extent (x) reflected or reserved against in the Company Financial Statements (y) disclosed in section 4.9 of the Disclosure Schedule, or (z) Accounts Payable incurred in the ordinary course of business, consistent with past practices, since the Balance Sheet Date. All Accounts Payable are current except for the disputes with vendors regarding quality of products and/or services set forth in section 4.9 of the Disclosure Schedule. No Acquired Company has engaged in any hedging transactions.

4.10    Capital Structure.

(a)    Seller owns all of the outstanding Membership Interests. Except for the Membership Interests, there are outstanding (a) no securities of the Company or any other Person convertible into or exchangeable or exercisable for equity interests in the Company; and (b) no subscriptions, options, warrants, calls, rights (including preemptive rights), commitments, understandings or agreements to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, purchase, redeem or acquire equity interests in the Company (or securities convertible into or exchangeable or exercisable for equity interests in the Company) or obligating the Company to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement. None of the Membership Interests are subject to any proxy, voting trust agreement or other contract, agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, distribution, disposition or other rights with respect to the Membership Interests.

(b)    Section 4.10(b) of the Disclosure Schedule lists the following for each Acquired Company other than the Company:

(i)The name of such Acquired Company;

(ii)The type and amount of all outstanding equity (including without limitation all economic and voting rights) of such Acquired Company; and

(iii)The name of the owner of all such equity.

Except for the equity listed in Schedule 4.10(b) of the Disclosure Schedule, there are outstanding (a) no securities of any Acquired Company or any other Person convertible into or exchangeable or exercisable for equity interests in such Acquired Company; and (b) no subscriptions, options, warrants, calls, rights (including preemptive rights), commitments, understandings or agreements to which such Acquired Company is a party or by which it is bound obligating such Acquired Company to issue, deliver, sell, purchase, redeem or acquire equity interests in such Acquired Company (or securities convertible into or exchangeable or exercisable for equity interests in such Acquired Company) or obligating such Acquired Company to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement. None of the equity listed in Schedule 4.10(b) of the Disclosure Schedule is subject to any proxy, voting trust agreement or other contract, agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, distribution, disposition or other rights with respect to such equity.
4.11    Indebtedness. Except as set forth in the Company Financial Statements or as set forth in section 4.11 of the Disclosure Schedule, and except for Accounts Payable incurred in the ordinary course of business, there is no Indebtedness of any Acquired Company.

4.12    Absence of Certain Changes or Events. Except as set forth in section 4.12 of the Disclosure Schedule or in the Company Financial Statements or as specifically contemplated by this Agreement, since the Balance Sheet Date, the Acquired Companies have operated the Business only in the usual and ordinary course and consistent with past practices, and no Acquired Company has done any of the following:

(a)    discharged or satisfied any Lien or paid any obligation or liability, absolute or contingent, other than current liabilities incurred and paid in the ordinary course of business and consistent with past practices;

(b)    suffered or permitted any Lien to arise or be granted or created against or upon any of its assets;

(c)    amended its Organizational Documents;

(d)    entered into, or permitted any amendment, supplement, modification or termination of, any Company Contract;

(e)    sold, leased, transferred, assigned or otherwise disposed of any assets that, individually or in the aggregate, had a value at the time of such lease, transfer, assignment or disposition of $5,000 or more, other than products sold, leased, transferred, assigned or otherwise disposed of in the ordinary course of business and consistent with past practices;

(f)    made any investment in or contribution, advance or loan to any Person (other than investments, contributions or advances, or commitments with respect thereto, less than $5,000 in the aggregate, made in the ordinary course of business and consistent with past practices);

(g)    paid, loaned or advanced any amounts to, or sold, transferred or leased any of its assets to, or entered into any other transactions with, any of its Affiliates;

(h)    made any material change in any of the accounting principles followed by the Acquired Companies;

(i)    increased benefits or benefit plan costs or changed bonus, insurance, pension, compensation or other benefit plans or arrangements or granted any increase in wages, salary or other compensation or made any other change in employment terms to any officers, directors or employees of any Acquired Company, except for (i) cost of living raises granted to employees of the Company not in excess of 5% in the aggregate for any such employee and (ii) bonuses paid to Company employees, which bonuses have been paid by the Company to such employees in full;

(j)    canceled, compromised, waived or released any right or claim (or series of related rights and claims) involving more than $5,000, individually, or $10,000, in the aggregate;

(k)    made any capital expenditures in excess of $5,000, individually, or $10,000, in the aggregate;

(l)    suffered any Material Adverse Effect;

(m)    suffered any loss, damage, destruction or other casualty (whether or not covered by insurance) or loss of officers, employees, agents, distributors, independent contractors, customers, or suppliers or other favorable business relationships which reasonably could be expected to result in a material adverse change of the kind referred to in clause (l) above;

(n)    purchased, redeemed, acquired or retired any Indebtedness, stock or other securities from its stockholders, or other securityholders or debtholders;

(o)    issued any note, bond or other form of Indebtedness or created, incurred, assumed or guaranteed any Indebtedness for borrowed money or capitalized lease obligations involving more than $5,000 in the aggregate;

(p)    issued, sold or otherwise disposed of any of its capital stock or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(q)    made any loan to, or entered into any other transaction with, any of its directors, officers or employees outside the ordinary course of business; or

(r)    agreed, whether in writing or otherwise, to do any of the foregoing.

4.13    Brokers. None of Seller, Seller Representative or any Acquired Company has incurred any liability for brokerage fees, finder's fees, agent's commissions, or other similar forms of compensation in connection with or in any way related to the transactions contemplated by this Agreement.

4.14    Compliance with Laws. Except as set forth in section 4.14 of the Disclosure Schedule: (a) no Acquired Company is in violation of, or in default under, and no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default under any applicable law, rule, regulation, order, writ, decree or judgment of any Governmental Authority, including without limitation OSHA and any engineering licensing or permitting requirements in effect on the date hereof or at a previous time; and (b) no investigation or review by any Governmental Authority with respect to any Acquired Company is pending or, to the knowledge of the Knowledge Parties, threatened with respect to any Acquired Company or the Business.

4.15    Permits. Section 4.15 of the Disclosure Schedule sets forth a full and complete list of the Company Permits. The Acquired Companies have obtained and hold all of the Company Permits, and all Company Permits are in full force and effect. Except as set forth in section 4.15 of the Disclosure Schedule: (a) the Acquired Companies are in compliance with the terms of the Company Permits; and (b) the Company Permits are adequate for the lawful ownership, use and operation of the business and assets of the Acquired Companies as currently owned, used and operated. No event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice or both) does or could result in (i) a material violation of, conflict with or failure on the part of any Acquired Company to comply with the terms of any Company Permit, or (ii) a revocation, cancellation, suspension or other material impairment or modification of, any Company Permit. No Acquired Company has received notice regarding any (y) violation of, conflict with, or failure to conduct its business in compliance with, any applicable law or Company Permit, or (z) any termination, revocation, cancellation, suspension or other impairment or modification of, any Company Permit.

4.16    Litigation. Except as set forth in section 4.16 of the Disclosure Schedule: (a) no litigation, arbitration, investigation or other proceeding of any Governmental Authority or any other Person is pending or, to the knowledge of the Knowledge Parties, threatened against any Acquired Company or any of its assets; (b) no Acquired Company is subject to any outstanding injunction, judgment, order, decree or ruling; (c) no Acquired Company has been notified that any of its engineering designs or products contains any actual or alleged defect of any nature or that any Person has suffered any personal injury or damage to his, her or its property as a result of the sale, use, distribution or existence of any such engineering design or product; and (d) during the past five years no Acquired Company has been a party to any litigation, arbitration or other proceeding. There is no litigation, proceeding or investigation pending or, to the knowledge of the Knowledge Parties, threatened against or affecting Seller or any Acquired Company that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by Seller or any Acquired Company in connection with the transactions contemplated hereby.

4.17    No Restrictions. Except as set forth in section 4.17 of the Disclosure Schedule, no Acquired Company is a party to (a) any agreement, indenture or other instrument that contains restrictions with respect to the payment of dividends or other distributions with respect to its capital, except with respect to agreements relating to the Indebtedness outstanding and owing to Arvest Bank; (b) any financial arrangement with respect to or creating any Indebtedness to any Person (other than Indebtedness reflected in the Company Financial Statements or Indebtedness incurred in the ordinary course of business since the Balance Sheet Date, and disclosed in section 4.11 of the Disclosure Schedule); (c) any guaranty or other contingent liability with respect to any Indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for collection in the ordinary course of business); or (d) any agreement, contract or commitment limiting in any respect its ability to compete with any Person or otherwise conduct business of any line or nature or in any geographical area.

4.18    Environmental Matters. Except as set forth in section 4.18 of the Disclosure Schedule:

(a)    Each Acquired Company has conducted its business and owned and operated its assets, and is conducting its business and operating its assets, in compliance with all Environmental Laws;

(b)    No Acquired Company has been notified by any Governmental Authority or other third party that any of its operations or assets is the subject of any investigation or inquiry by any Governmental Authority or other third party evaluating whether any material remedial action is needed to respond to a release of any Hazardous Material or to the improper storage or disposal (including storage or disposal at off-site locations) of any Hazardous Material;

(c)    No Acquired Company nor, to the knowledge of the Knowledge Parties, any other Person has filed any notice under any federal, state, provincial or local law indicating that (i) any Acquired Company is responsible for the improper release into the environment, or the improper storage or disposal, of any Hazardous Material, or (ii) any Hazardous Material is or has been improperly stored or disposed of upon any property owned, leased or operated or formerly owned, leased or operated by any Acquired Company;

(d)    No Acquired Company has any material contingent liability in connection with the release into the environment or the storage or disposal of any Hazardous Material (i) relating to or in connection with the operation of the Business or any of the assets of any Acquired Company; (ii) on any property owned, leased or operated by any Acquired Company; or (iii) on any property formerly owned, leased or operated by any Acquired Company;

(e)    No Acquired Company received any claim, complaint, notice, letter of violation, environmental protective order, inquiry or request for information involving any matter which remains unresolved as of the date hereof with respect to any alleged violation of any Environmental Law or regarding potential liability under any Environmental Law relating to operations or conditions of any facilities or property (including off-site storage or disposal of any Hazardous Material from such facilities or property) currently or formerly owned, leased or operated by any Acquired Company;

(f)    There are no products in the current product line of any Acquired Company, nor have there ever been any products in any product line or product offering associated with, manufactured by or sold by any Acquired Company, that have contained, used or come into contact with any materials made of or associated with asbestos;

(g)    There are no, and there have never been, any real property or facilities owned, leased or operated by any Acquired Company that have contained or come into contact with any materials made of or associated with asbestos;

(h)    No property now or previously owned, leased or operated by any Acquired Company is listed on the National Priorities List pursuant to CERCLA or on the CERCLIS or on any other federal, state or provincial list as a site requiring investigation or cleanup;

(i)    There are no sites, locations or operations at which any Acquired Company is currently undertaking, or has completed, any removal, remedial or response action relating to any disposal or release, as required by Environmental Laws;

(j)    No Acquired Company is transporting, has transported or is arranging for the transportation of any Hazardous Material to any location which is listed on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any similar federal, state or provincial list or which is the subject of federal, state, provincial or local enforcement actions or other investigations that may lead to material claims against any Acquired Company for removal or remedial work, contribution for removal or remedial work, damage to natural resources or personal injury, including claims under CERCLA or any other Environmental Law;

(k)    No Acquired Company owns or operates, and no Acquired Company has owned or operated, any underground storage tank, treatment, storage or disposal facility under RCRA or any other Environmental Law, or any solid waste disposal facility; and

(l)    Seller has provided to Purchaser true and complete copies of all environmental reports, studies, data and material correspondence and other material information relating to the environmental condition of any real property described in section 4.23 of the Disclosure Schedule or any Tangible Personal Property.

4.19    Intellectual Property. Section 4.19 of the Disclosure Schedule sets forth a complete and accurate list of all Intellectual Property Rights that are held by the Acquired Companies or that are necessary for the operation, or continued operation, of the Business or for the ownership and operation, or continued ownership and operation, of any of the Acquired Companies' assets as presently owned and operated. Except as set forth in section 4.19 of the Disclosure Schedule: (a) the Acquired Companies hold valid and continuing authority in connection with the use of such Intellectual Property Rights; (b) the conduct of the Business and the use of the Intellectual Property Rights do not infringe any intellectual property right or any other proprietary right of any Person; (c) to the knowledge of the Knowledge Parties, no Person is infringing on the Intellectual Property Rights; (d) neither Seller nor any Acquired Company has received any written notice from any Person pertaining to or challenging the right of any Acquired Company to use any of the Intellectual Property Rights; (e) there are no material intellectual property rights that are necessary for the operation or continued operation of the Business for which the Acquired Companies do not hold valid and continuing authority in connection with the use thereof; (f) no Acquired Company owns or uses any Intellectual Property Right pursuant to a license and has not granted any Person any rights to use Intellectual Property Rights; (g) all former and current employees of each Acquired Company have executed written agreements with such Acquired Company that assign to such Acquired Company all rights to any inventions, improvements, discoveries, information or other Intellectual Property Rights; (h) to the knowledge of the Knowledge Parties, no employee of any Acquired Company is subject to any agreement with a prior employer or other Person that in any way adversely affects or will adversely affect the Business or the performance of the employee's duties as an employee; and (i) each Acquired Company has taken all reasonable precautions to protect the secrecy, confidentiality and value of its trade secrets and other confidential Intellectual Property Rights.

4.20    Insurance. Section 4.20 of the Disclosure Schedule sets forth a complete and accurate list of all insurance policies maintained by or for each Acquired Company, along with an indication of which policies are maintained by each Acquired Company and which are maintained by other Persons for each Acquired Company. None of such policies or binders was obtained through the use of materially false or misleading information or the failure to provide the insurer with all information requested in order to evaluate the liabilities and risks insured. There is no default by any Acquired Company with respect to any provision contained in any such policy or binder, and no Acquired Company has failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no billed but unpaid premiums past due under any such policy or binder. Section 4.20 of the Disclosure Schedule also sets forth a complete and accurate list of all liability insurance policies maintained by each Acquired Company during the past five years.

4.21    Contracts and Agreements. True, accurate and complete copies of each Company Contract that (i) is a master service agreement, (ii) involves an aggregate amount to be paid by an Acquired Company or paid to an Acquired Company in excess of $100,000 or (iii) is not terminable at the sole discretion of the applicable Acquired Company party thereto prior to January 1, 2018, has been uploaded to the virtual data room on or prior to December 7, 2016, and a complete list of the such Company Contracts residing in such virtual data room has been included at section 4.21 of the Disclosure Schedule. Except as described in section 4.21 of the Disclosure Schedule: (a) each Company Contract is valid, binding, in full force and effect and is enforceable in accordance with its terms; (b) the rights of the Acquired Companies under the Company Contracts are free and clear of all Liens; (c) each Acquired Company and, to the knowledge of the Knowledge Parties, each counterparty to each Company Contract, has performed in all material respects all the obligations required to be performed by it under the Company Contracts; (d) there has been no threatened cancellation or termination of any of the Company Contracts and there are no outstanding disputes thereunder; (e) each of the Company Contracts is with an unrelated third party and was entered into on an arm's‑length basis; (f) no event, act or omission has occurred which (with or without notice, lapse of time or the happening or occurrence of any other event) would result in a material default by any Acquired Company thereunder or would cause the termination thereof; (g) no Acquired Company has received notice of the exercise or attempted exercise of premature termination, price reduction, market‑out, curtailment or force majeure rights by any other party to a Company Contract and no Acquired Company has submitted a change order under a Company Contract that is currently pending and unapproved; (h) no Acquired Company is a party to any Tax sharing agreement; and (i) no Third-Party Consent is required under any Company Contract as a result of or in connection with, and the enforceability of any Company Contract will not be affected in any manner by, the execution, delivery and performance of this Agreement.

4.22    Customers and Suppliers. Section 4.22 of the Disclosure Schedule contains a complete and accurate list of (a) the 10 largest customers of the Acquired Companies (based on 2015 sales), together with the volume of the sales made to such customers during 2015, and (b) the 10 largest suppliers to the Acquired Companies (based on 2015 purchases), together with the volume of the purchases made from such suppliers during 2015. To the knowledge of the Knowledge Parties, none of such customers or suppliers intends to cease purchasing from, or selling to, any Acquired Company or to materially alter the amount of such purchases or sales as a result of the transactions contemplated hereby or otherwise. Except for investments(s) in publicly traded entities (any such investment individually not exceeding one percent of the equity of such entity) or investments in government bonds or securities, neither Seller nor Seller Representative has any direct or indirect interest in any competitor, supplier or customer of any Acquired Company or in any person from whom or to whom any Acquired Company leases any real or personal property, or in any person with whom any Acquired Company has any contract, agreement, understanding, business arrangement or relationship.

4.23    Real Property. No Acquired Company owns any real property or has any outstanding options or rights of first refusal to purchase real property and no Acquired Company has owned any real property at any time during the past five years. The real property currently under lease to the Acquired Companies constitutes all the interests in real property held for use in connection with, necessary for the conduct of, or otherwise material to, the business of the Acquired Companies as presently conducted. There are no eminent domain or other similar proceedings pending or, to the knowledge of the Knowledge Parties, threatened affecting any portion of such real property. There is no writ, injunction, decree, order or judgment outstanding, nor any action, claim, suit or proceeding, pending or, to the knowledge of the Knowledge Parties, threatened, relating to the lease, use, occupancy or operation by any Person of any such real property. The use and operation of such real property in the present conduct of the business of the Acquired Companies does not violate in any material respect any instrument of record or agreement affecting such real property. There is no violation of any covenant, condition, restriction, easement or order of any Governmental Authority having jurisdiction over such property or of any other Person entitled to enforce the same affecting such real property or the use or occupancy thereof. No damage or destruction has occurred with respect to any of such real property since the Balance Sheet Date that would, individually or in the aggregate, have a Material Adverse Effect on any Acquired Company. Such real property currently is in full compliance with all applicable building, zoning, subdivision and other land use and similar laws affecting such real property, and no Acquired Company has received any notice of violation or claimed violation of any such law. No current use by any Acquired Company of such real property is dependent on a nonconforming use or other governmental approval the absence of which would materially limit the use of such properties or assets held for use in connection with, necessary for the conduct of, or otherwise material to, the Business.

4.24    Leases.

(a)    Section 4.24 of the Disclosure Schedule contains a true and complete list of all real property leases, subleases, and licenses to which any Acquired Company is a party or to which any Acquired Company was a party during the past five years, or for which a right to use or occupy has been granted to any Acquired Company (collectively, the "Real Estate Leases").

(b)    None of the Acquired Companies, or to the knowledge of the Knowledge Parties, any other party to any of the Real Estate Leases is in default under any such Real Estate Lease nor is there any event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default under such Real Estate Lease.

(c)    Seller has made available to Purchaser true, correct and complete copies of all Real Estate Leases. Each Real Estate Lease creates a good and valid leasehold estate in the leased premises thereby demised and is in full force and effect with respect to the applicable Acquired Company and, to the knowledge of the Knowledge Parties, with respect to each other party thereto.

(d)    No waiver, indulgence or postponement of any of the applicable Acquired Company's obligations has been granted by a lessor/landlord under any of the Real Estate Leases.

(e)    All rents, deposits and additional rents due pursuant to such Real Estate Leases have been paid or will be paid in full through the Closing, and no security deposit or portion thereof has been applied in respect of a breach or default under such Real Estate Leases that has not been redeposited in full.

(f)    None of the terms and conditions of any of the Real Estate Leases will be affected by, nor will any of the Real Estate Leases be in default as a result of the Closing, and all consents of landlords or other parties to the Real Estate Leases required in order to complete the Closing have been obtained, and are in full force and effect.

(g)    All necessary licenses, approvals and permits for the occupancy and operation of any leased premises for use as contemplated by the terms of the Real Estate Lease applicable to such leased premises, and to carry on business as carried on by an Acquired Company at such leased premises, have been obtained and are in good standing.

(h)    No Acquired Company has received written notice or has any knowledge of any work orders, deficiency notices or other similar notices of non-compliance issued by any Governmental Authority with respect to any Real Estate Leases or the leased premises that are the subject thereof that are outstanding or requiring work or repairs in connection with such leased premises or any part thereof.

4.25    Inventory. The Inventory reflected on the balance sheets of the Acquired Companies included in the Company Financial Statements, and any other inventory acquired by or for any Acquired Company since the date thereof: (a) consists of items of a quality, quantity and condition usable or saleable in the ordinary course of business by the Acquired Companies, except for obsolete, unusable, not readily saleable or below-standard quality items, all of which have been either written off or written down to net realizable value in the Company Financial Statements; (b) is free of any defects in workmanship and was manufactured in accordance with applicable manufacturing and quality control standards and specifications; and (c) is saleable at customary gross margins. Except as set forth in section 4.25 of the Disclosure Schedule, all Inventory of the Acquired Companies is located at facilities leased by the Acquired Companies.

4.26    Employee Benefit Plans.

(a)    Section 4.26 of the Disclosure Schedule sets forth a complete and accurate list of all Company Employee Benefit Plans. Except for the Company Employee Benefit Plans, neither any Acquired Company nor any ERISA Affiliate has any fixed or contingent liability or ERISA Affiliate Liability with respect to any employee benefit, pension, welfare or other plan or arrangement, whether or not subject to ERISA. No bonuses, incentive awards or fringe benefits, other than those listed in section 4.26 of the Disclosure Schedule or paid to Company employees contemporaneously with the Closing, have been promised to any employee, director, manager, officer or agent of any Acquired Company or any ERISA Affiliate.

(b)    There is no material violation of ERISA with respect to the filing of applicable reports, documents and notices regarding any Company Employee Benefit Plan with any Governmental Authority or the furnishing of such documents to the participants or beneficiaries of the Company Employee Benefit Plans.

(c)    With respect to the Company Employee Benefit Plans, there exists no condition or set of circumstances that could be expected to result in liability under ERISA, the Code or any applicable law or in any ERISA Affiliate Liability.

(d)    With respect to the Company Employee Benefit Plans, individually and in the aggregate, there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the Company Financial Statements.

(e)    Except as set forth in section 4.26 of the Disclosure Schedule: (i) neither any Acquired Company nor any ERISA Affiliate contributes to or has any obligation to contribute to, and has not at any time contributed to or had an obligation to contribute to, a multiple employer plan, a multiemployer plan within the meaning of section 3(37) of ERISA or any other plan subject to Title IV of ERISA; (ii) each Acquired Company and each ERISA Affiliate have performed all obligations, whether arising by operation of law or by contract, including ERISA and the Code, required to be performed by it in connection with the Company Employee Benefit Plans, and, to the knowledge of Seller and the Acquired Companies, there have been no defaults or violations by any other party to any of the Company Employee Benefit Plans; (iii) all reports, returns, notices, disclosures and other documents relating to the Company Employee Benefit Plans required to be filed with or furnished to governmental entities, plan participants or plan beneficiaries have been timely filed or furnished in accordance with applicable law and each Company Employee Benefit Plan has been administered in compliance with its governing documents; (iv) each of the Company Employee Benefit Plans intended to be qualified under section 401 of the Code satisfies the requirements of such section and has received a favorable determination letter from the Internal Revenue Service or relies on an opinion letter issued by the Internal Revenue Service to a prototype sponsor, regarding such qualified status and has not been amended, operated or administered in a way which would adversely affect such qualified status; (v) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Knowledge Parties, contemplated or threatened against, or with respect to, any of the Company Employee Benefit Plans or their assets; (vi) each trust maintained in connection with each Company Employee Benefit Plan, which is qualified under section 401 of the Code, is tax exempt under section 501 of the Code; (vii) all contributions required to be made to the Company

Employee Benefit Plans have been or will be made timely; (viii) no accumulated funding deficiency, whether or not waived, within the meaning of section 302 of ERISA or section 412 of the Code has been incurred, and there has been no termination or partial termination of any Company Employee Benefit Plan within the meaning of section 411(d)(3) of the Code; (ix) no act, omission or transaction has occurred which could result in imposition on any Acquired Company of (A) breach of fiduciary duty liability damages under section 409 of ERISA, (B) a civil penalty assessed pursuant to section 502 of ERISA or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code; (x) there is no matter pending with respect to any of the Company Employee Benefit Plans before the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation; (xi) each of the Company Employee Benefit Plans complies, in form and operation with the applicable provisions of the Code and ERISA; (xii) neither any Acquired Company nor any ERISA Affiliate has any liabilities or other obligations, whether actual or contingent, with respect to any Company Employee Benefit Plan, including liability for post-retirement medical benefits, post-retirement life insurance benefits, COBRA continuation coverage or severance benefits; (xiii) neither Seller, nor any ERISA Affiliate, nor any Acquired Company nor any present or former director, manager or officer of, or any employee or other agent of, any Acquired Company or any ERISA Affiliate has made any written or oral representations or promises to any present or former director, officer, employee or other agent concerning his or her terms, conditions or benefits of employment, including the tenure of any such employment or the conditions under which such employment may be terminated by any Acquired Company, which will be binding upon or enforceable against any Acquired Company or any ERISA Affiliate after the Closing, and (xiv) no ERISA Affiliate Liability exists as of the Closing and no ERISA Affiliate Liability will arise after the Closing.

(f)    Neither any Acquired Company nor any ERISA Affiliate nor any of the Company Employee Benefit Plans has any obligation or commitment with respect to retirees.

(g)    The Company Employee Benefit Plans have been maintained, in all material respects, in accordance with their terms and in accordance with all applicable federal and state laws, and neither any Acquired Company, nor any "party in interest" or "disqualified person" with respect to the Company Employee Benefit Plans, has engaged in any "prohibited transaction" within the meaning of section 4975 of the Code.

(h)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment becoming due to any employee or group of employees of any Acquired Company or of any ERISA Affiliate.

(i)    True, correct and complete copies of each of the Company Employee Benefit Plans, and related trusts, if applicable, including all amendments thereto, have been furnished to Purchaser. There has also been furnished to Purchaser, with respect to each Company Employee Benefit Plan required to file such report and description, the report on Form 5500 for each of the past three years and the most recent summary plan description.

(j)    Except as set forth in section 4.26 of the Disclosure Schedule, no employee of any Acquired Company or of any ERISA Affiliate is currently on a leave of absence due to sickness or disability and no claim is pending or expected to be made by an employee, former employee or independent contractor of any Acquired Company or of any ERISA Affiliate for workers' compensation benefits.

4.27    Employment Matters. Except as set forth in section 4.27 of the Disclosure Schedule:

(a)    Seller has previously provided to Purchaser a complete and accurate list of:

(i)    all employees (whether active or on leave) of the Acquired Companies;

(ii)    all current paid agents, consultants, dependent contractors and independent contractors engaged by the Acquired Companies; and

(iii)    all retirees and terminated employees of the Acquired Companies for which the Acquired Companies have any benefits responsibility or other continuing or contingent obligation,

together, in each case, with the following for each such Person, his or her: (i) current rate of compensation (if any); (ii) date of hire; (iii) age; (iv) title and/or job description; (v) part-time or full-time status; (vi) accrued and unused vacation days; (vii) accrued and unused sick days; (viii) if on leave, the status of such leave (including reason for leave and expected return date); (ix) location of employment; (x) the Acquired Company employing or engaging such Person; and (xi) the terms on which each agent, consultant, dependant contract and independent contractor is engaged.
(b)    Except as set forth in section 4.27 of the Disclosure Schedule:

(i)    No Acquired Company is subject to or obligated under any consulting, employment, severance, termination or similar arrangement or any employee benefit, incentive or deferred compensation plan with respect to any Person, or any bonus, profit sharing, pension, stock option, stock purchase or similar plan or other arrangement or other fringe benefit plan entered into or maintained for the benefit of its employees or any other Person; and

(ii)    No employee of any Acquired Company or any other Person owns, or has any right granted by any Acquired Company to acquire, any interest in any of the assets or the business of any Acquired Company.

(c)    All amounts due or accrued due for: (i) all salary, wages, bonuses, commissions, vacation with pay, sick time and any other remuneration; (ii) severance or termination pay; and (iii) benefits under Company Employee Benefit Plans have either been paid to employees or, to the extent such amounts have not been paid, are properly reflected in the books and records of the Acquired Companies or the Company Financial Statements and will constitute Current Liabilities.

(d)    Section 4.27 of the Disclosure Schedule contains a true and correct list of all collective bargaining agreements and other labor agreements affecting an Acquired Company and/or any of their employees. Except as set forth in section 4.27 of the Disclosure Schedule: (i) such agreements are in full force and effect, (ii) no Acquired Company is in breach or default under any of such agreements, and (iii) there is no pending or, to the knowledge of the Knowledge Parties, threatened labor dispute, grievance, strike or work stoppage by any employees of the Acquired Companies.

(e)    The Acquired Companies are in compliance with all laws, rules, regulations and orders relating to the employment of labor with respect to employees, including all laws, rules, regulations and orders relating to wages, hours, overtime, discrimination, sexual harassment, civil rights, safety and health, workers' compensation and the collection and payment of withholding or social security Taxes and similar Taxes.

(f)    At no time since 2010 has any Acquired Company laid-off, or reduced the working hours of, its full time employees in such a manner that such Acquired Company is or has been in violation of the WARN Act.

4.28    Sales Representatives, Agents, Dealers and Distributors. Except as set forth in section 4.28 of the Disclosure Schedule, no Acquired Company is a party to any contract or agreement with any Person under which (a) such other Person is a sales agent, representative, dealer or distributor of any of the products or services of any Acquired Company, which by its terms cannot be terminated at will or on not more than 30 days' prior notice without requiring a payment as a result of termination, and there has been no change in the rate of compensation paid or payable to any such Person since the Balance Sheet Date; or (b) any Acquired Company is a sales agent, representative, dealer or distributor of any of the products or services of such Person, there has been no change in the rate of compensation paid or payable to any Acquired Company by any such Person since the Balance Sheet Date and all such contracts and agreements are fully assignable to Purchaser without the consent of such Person.

4.29    Accounts Receivable. Except as provided in Section 4.29 of the Disclosure Schedule (i) all of the accounts, notes and loans receivable that have been recorded on the books of any Acquired Company are bona fide and represent accounts receivable validly due for goods sold or services rendered in the ordinary course of business, and (ii) such accounts, notes and loans receivable are good and collectible in the ordinary course of business at the recorded amounts thereof, net of any applicable allowances for doubtful accounts reflected in the Company Financial Statements.

4.30    Taxes. Except as set forth in section 4.30 of the Disclosure Schedule:

(a)    Each Acquired Company has (i) timely filed all federal, state, foreign and local returns, declarations, reports, estimates, information returns and statements required to be filed by it or on its behalf with respect to any Taxes ("Tax Returns"); (ii) timely paid all Taxes that are due and payable for which such Acquired Company may be liable, including any applicable sales taxes in states in which such Acquired Company sells its products; (iii) complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes; and (iv) timely withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over;

(b)    There are no Liens on any of the assets of any Acquired Company for unpaid Taxes other than Liens for Taxes not yet due and payable;

(c)    No audits or other administrative or court proceedings are presently pending with regard to any federal, state, local or foreign Taxes for which any Acquired Company may be liable;

(d)    There are no outstanding subpoenas or requests for information by any taxing authority with respect to any Taxes and no agreements in effect to extend the time to file any material Tax Return or the period of limitations for the assessment or collection of any material Taxes for which any Acquired Company may be liable;

(e)    Seller has made available to Purchaser complete copies of all Tax Returns filed by any Acquired Company with respect to any Taxes and all tax audit reports, work papers, statements of deficiencies, and closing or other agreements with respect thereto with respect to tax years 2013, 2014 and 2015;

(f)    The books and records of each Acquired Company, including the Tax Returns, contain accurate and complete information with respect to all material tax elections in effect with respect to such Acquired Company; and

(g)    No Acquired Company has entered into any compensatory agreements which would result in a nondeductible expense pursuant to section 280G of the Code.

4.31    Warranties, Orders, Commitments and Returns. Section 4.31 of the Disclosure Schedule sets forth a list of outstanding warranties given by each Acquired Company. No other or additional outstanding warranty has been given in connection with the sale of products or services. Except as set forth in section 4.31 of the Disclosure Schedule: (a) all accepted and unfilled orders for the sale of products and the performance of services entered into by any Acquired Company and all outstanding contracts or commitments for the purchase of supplies, materials and services were made in bona fide transactions in the ordinary course of business; (b) there are no warranty claims against any Acquired Company; (c) there are no pending or, to the knowledge of the Knowledge Parties, threatened claims with respect to any product warranty or product return; (d) there have been no product recalls issued by any Acquired Company; and (e) no Acquired Company has any liability with respect to any warranty, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due.

4.32    Absence of Certain Business Practices. No Acquired Company and none of their respective partners, officers, directors, managers, employees or agents or any other Person acting on any of their behalf, has, directly or indirectly, given or agreed to give any gift or similar benefit (other than with respect to bona fide payments for which adequate consideration has been given) to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of any Acquired Company (or assist any Acquired Company in connection with any actual or proposed transaction) (a) which might subject any Acquired Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding; (b) which, if not continued in the future, would have a Material Adverse Effect on any Acquired Company or which might subject any Acquired Company to suit or penalty in any private or governmental litigation or proceeding; or (c) for establishment or maintenance of any concealed fund or concealed bank account.

4.33    FCPA. No Acquired Company has done any of the following: (a) except as disclosed in Section 4.33 of the Disclosure Schedule, ceased conducting business for any reason in any foreign country in the last five years; (b) employed or engaged any employees, agents, consultants or distributors who hold any foreign government positions or serve on any boards of directors of foreign government-owned entities; (c) been the subject of any bribery, money laundering or anti-kickback investigation by any government authority; (d) conducted an internal investigation involving allegations of impropriety involving bribery, money laundering or anti-kickback laws; (e) provided or promised anything of value, including hospitality, entertainment, gifts or trinkets to any Foreign Official; (f) paid or promised to pay a Foreign Official's travel expenses; (g) engaged or attempted to engage a Foreign Official to provide services to or for any Acquired Company; (h) made or promised to make any charitable, social or political contributions in any of the foreign countries in which any Acquired Company operates; or (i) received from any foreign government authority any grants, tax benefits, rulings or orders. Each Acquired Company is in full compliance with the provisions of the Foreign Corrupt Practices Act and the Corruption of Foreign Public Officials Act.

4.34    Export Controls. Except as set forth in section 4.34 of the Disclosure Schedule:

(a)    No Acquired Company holds any export control, strategic or dual-use goods or embargo license, agreement, permit, approval or other authorization issued by the U.S. Government or any foreign governmental authority;

(b)    During the past five years, no Acquired Company has engaged in any action which it has reason to believe may have been in violation of any applicable U.S. or foreign export control law, regulation, license, executive or other order, approval, permit, license exception or exemption, including the Export Administration Act, as amended, the Export Administration Regulations, the Arms Export Control Act, as amended, the ITAR or the embargo and asset control regulations administered by the Office of Foreign Assets Control;

(c)    No Acquired Company is registered or required to be registered under any munitions, defense or export-related government regime, including the ITAR;

(d)    No Acquired Company has any facility that has been granted a security permit or other clearance for the protection of classified, secret or other sensitive data either in the United States or any other country and none of the employees of any Acquired Company holds such a security permit or other clearance;

(e)    No Acquired Company holds any U.S. or foreign government contract or subcontract, or otherwise sells product that has been designed, produced or modified for military end-uses or end-users, for nuclear power or weapons, for chemical or biological weapons, or for missile or unmanned air vehicles;

(f)    No Acquired Company has engaged in any transaction, direct or indirect, during the last five years with any country that is subject to a United States, United Nations or other embargo or trade sanctions regime;

(g)    No Acquired Company has been notified of any potential violation of any United States, foreign or United Nations export control, strategic goods, asset control, embargo or antiboycott laws during the past five years;

(h)    To the knowledge of the Knowledge Parties, no Acquired Company has ever been the subject of any investigation or inquiry by any governmental authority relating to the export control, strategic goods, defense security, asset control, embargo or antiboycott laws of the United States or any foreign country or the United Nations; and

(i)    No Acquired Company has ever conducted an internal investigation involving allegations of violations of export control, strategic goods, defense security, asset control, embargo or antiboycott laws of the United States or any foreign country or the United Nations.

4.35    Government Contracts. Except as provided in Section 4.35 of the Disclosure Schedule, to the extent any Acquired Company (or any predecessor thereto) is, or at any time within the past ten (10) years has been, party to any Government Contract or Government Bid, such Acquired Company (or predecessor) is, and at all times within the past ten (10) years has been, in compliance with applicable Procurement Laws.

4.36    Conflict Minerals. No Acquired Company has manufactured, contracted to have manufactured for it, or sold any product that contains a "conflict mineral" as such term is defined in Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

4.37    Books and Records. All books, records and files of each Acquired Company (a) have been prepared, assembled and maintained in accordance with usual and customary policies and procedures; and (b) fairly and accurately reflect the ownership, use, enjoyment and operation by such Acquired Company of its assets and the Business. The minute book of each Acquired Company contains complete and accurate records of the actions of the stockholders, members, managers and directors, as applicable, of such Acquired Company.

4.38    Powers of Attorney; Authorized Signatories. Section 4.38 of the Disclosure Schedule lists (a) the names and addresses of all persons holding powers of attorney on behalf of each Acquired Company; and (b) the names of all banks and other financial institutions in which each Acquired Company currently has an account, deposit or safe deposit box, along with the account numbers and the names of all persons authorized to draw on such accounts or deposits or to have access to such boxes.

4.39    Agreements with Seller. Except as set forth in Section 4.39 of the Disclosure Schedule, there are no agreements or contracts in existence between Seller or any of such Seller's Affiliates and any Acquired Company which extend beyond the Closing.

4.40    Foreign Investment (Colombia). Except as disclosed in Section 4.40 of the Disclosure Schedule, River Consulting Colombia S.A.S. has complied with the applicable law on foreign exchange matters as well as the filings required by applicable law, including, but not limited to, foreign investment filings before the Colombian Central Bank in order to register with the Colombian Central Bank the foreign investment in River Consulting Colombia S.A.S., as well as with all periodic information obligations, if applicable. All foreign investment and foreign exchange operations in connection with River Consulting Colombia S.A.S. have been duly registered before the Colombian Central Bank and all foreign exchange periodic information that is required to be delivered to the Colombian Central Bank or other authorities has been submitted in a timely manner.

4.41    Colombian Database and Data Protection Laws.

(a)    River Consulting Colombia S.A.S. has complied in all material respects with the Data Protection Laws and the privacy policies applicable to River Consulting Colombia S.A.S. in relation to its individuals Databases.

(b)    River Consulting Colombia S.A.S. has not received, in relation to its individuals Databases:

(i)       any enforcement or equivalent notice under the Data Protection Laws;

or

(ii)     any written or other communication from the relevant Governmental Authority that it is investigating an allegation that River Consulting Colombia S.A.S. is in breach of the Data Protection Laws or that it proposes to take, or is considering taking, enforcement action against River Consulting Colombia S.A.S. under the Data Protection Laws.

There have not been during the two years prior to the date hereof, any breaches of security that resulted in the unauthorized disclosure of River Consulting Colombia S.A.S.'s individuals Databases.  River Consulting Colombia S.A.S. has not during the two years prior to the date hereof been required to provide any notices to data owners or other persons in connection with an unauthorized breach, disclosure or use in relation to its individuals Databases.

4.42    Jordan. No Acquired Company has any ownership in, nor has any Acquired Company ever formed or organized, any entity in Jordan or any entity formed or organized in any other jurisdiction with the intention of such entity doing business in Jordan.

4.43    Delivery of Documents. True and complete copies of all written instruments described or listed on the Disclosure Schedule have been delivered or made available to Purchaser.

4.44    Disclosure. No representation or warranty of Seller set forth in this Agreement or in any of the Schedules or Exhibits hereto, or other statement in writing or certificate furnished or to be furnished to Purchaser by or on behalf of Seller in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which they are made. There is no fact (other than matters of a general economic or political nature which do not affect any Acquired Company uniquely) known to the Knowledge Parties that has not been disclosed to Purchaser that might reasonably be expected to have or result in a Material Adverse Effect upon any Acquired Company.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

5.1    Organization. Purchaser (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and (b) has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted.

5.2    Authority. Purchaser has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Purchaser have been duly authorized by all necessary corporate and other action, and no further corporate or other action is necessary on the part of Purchaser for Purchaser to execute and deliver this Agreement and to consummate and perform its obligations hereunder.

5.3    Validity and Binding Effect. This Agreement has been executed and delivered on behalf of Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles, regardless of whether enforceability is considered in a proceeding at law or in equity.

5.4    Noncontravention. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance by Purchaser with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, any provision of (a) the Organizational Documents of Purchaser; (b) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other contract, agreement or instrument applicable to Purchaser; or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser or any of its properties or assets.

5.5    Consents and Approvals. Except for the filing of one or more current reports on Form 8-K with the Securities and Exchange Commission, no consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby. No Third‑Party Consent is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

5.6    Litigation. There is no litigation, proceeding or investigation pending or, to the knowledge of John R. Hewitt and Justin Sheets, threatened against or affecting Purchaser that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by Purchaser in connection with the transactions contemplated hereby.

5.7    Brokers. Purchaser has not incurred any liability for brokerage fees, finder's fees, agent's commissions, or other similar forms of compensation in connection with or in any way related to the transactions contemplated by this Agreement.

5.8    Funding. Purchaser has, or will have at the Closing, available adequate funds in an aggregate amount sufficient to pay (a) all amounts required to be paid to Seller upon and following the Closing under this Agreement, and (b) all expenses incurred or which will be incurred by Purchaser in connection with this Agreement and the transactions contemplated hereby.
5.9    Investment Intent. Purchaser is acquiring the Membership Interests for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, except in compliance with applicable state and federal securities laws.

ARTICLE VI
COVENANTS

6.1    Payment of Expenses. Purchaser and Seller shall each bear its own expenses, and no Acquired Company shall bear any expenses in connection with the transactions contemplated herein, including all fees and expenses of agents, representatives, counsel and accountants engaged by it.

6.2    Public Announcements. Purchaser and Seller (acting through Seller Representative) shall consult with each other before any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement and shall not issue any press release or make any such public statement prior to obtaining the approval of the other; provided, however, that such approval shall not be required where such release or announcement is required by applicable law, securities regulations or stock exchange rules; and provided further, that a Party may respond to inquiries by the press or others regarding the transactions contemplated by this Agreement, so long as such responses are consistent with such Party's previously issued press releases.

6.3    Further Assurances. From time to time after the Closing, each of the Parties will execute and deliver such further instruments of conveyance and transfer and take such other action as any other Party may reasonably request in order more effectively to convey and transfer the Membership Interests and to assist in completing the transactions contemplated by this Agreement.

6.4    Tax Matters.

(a)    Seller shall bear and pay any applicable sales, use, recordation, documentary stamp and/or other transfer taxes payable in connection with this Agreement. Seller shall be responsible for remitting all such taxes to the appropriate state agencies. In addition, Seller shall be responsible for any federal or state income taxes resulting from the transactions contemplated in this Agreement.

(b)    In the case of any taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"), the amount of any Taxes of each Acquired Company based upon or measured by net income or gain for the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which such Acquired Company holds a beneficial interest will be deemed to terminate at such time). The amount of Taxes other than Taxes of each Acquired Company based upon or measured by net income or gain for a Straddle Period which relate to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. "Pre-Closing Tax Period" means all taxable periods ending on or before the Closing Date and the portion of any Straddle Period extending through the end of the Closing Date.

(c)    Purchaser, Seller Representative and Seller will cooperate fully, as and to the extent reasonably requested by the other, in connection with any Tax matters relating to the Acquired Companies (including by the provision of reasonably relevant records or information). The Party requesting such cooperation will pay the reasonable out-of-pocket expenses of the other.

(d)    Seller will prepare and file all tax returns for the Acquired Companies for all periods ending on or prior to the Closing Date. Seller will provide Purchaser with copies of and an opportunity to review each such income tax return a reasonable time prior to the applicable filing deadline and will not file any such income tax return without the prior consent of Purchaser. Seller acknowledges and agrees that Purchaser will prepare and file all tax returns for the Acquired Companies for all other periods.

(e)    Seller shall not be entitled to and shall not claim any benefit (through Purchase Price adjustments or otherwise) with respect to any tax refunds or other tax benefits realized by any Acquired Company after the Closing Date, even if attributable to periods prior to the Closing Date. In addition, Seller shall not be entitled to and shall not claim any benefit (through Purchase Price adjustments or otherwise) with respect to any net operating losses incurred by any Acquired Company. Seller shall promptly notify Purchaser in the event of any Tax deficiency asserted by any taxing authority which relates to or affects any Acquired Company or the transactions to be effected pursuant to this Agreement.

6.5    Confidentiality. For a period of two years after the date hereof, Seller and Seller Representative shall hold, and shall cause their Affiliates and the Seller Agents to hold, confidential all information pertaining to the business or assets of the Acquired Companies which is non-public, confidential or proprietary in nature, except to the extent (a) such information is of record with any Governmental Authority; (b) such information is or becomes public knowledge through no action of Seller, Seller Representative any of their Affiliates or any Seller Agent; or (c) Seller, Seller Representative, any of their Affiliates or any Seller Agent is required by law, securities regulations or stock exchange rules to disclose.

6.6    Noncompetition.

(a)    Without the prior written consent of Purchaser, for a period of three years commencing on the Closing Date (the "Restricted Period"), Seller Representative shall not, and shall not permit any of his Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in a business which is the same as or similar to any Acquired Company (the "Restricted Business") anywhere in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, stockholder, member, employee, principal, agent, trustee or consultant; (iii) cause, induce or encourage any established client, customer, supplier or licensor of any Acquired Company (including any Person that becomes an established client, customer, supplier or licensor of any Acquired Company after the Closing), to terminate or modify any such actual or prospective relationship; or (iv) solicit the sale of goods, services or a combination of goods and services from Persons that are established customers of any Acquired Company. Notwithstanding the foregoing, Seller Representative may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller Representative is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own one percent or more of any class of securities of such Person. For purposes hereof, the term "Territory" means the following geographic areas:

(i)    Tulsa County, Oklahoma and the counties contiguous thereto;

(ii)    The portions of the State of Oklahoma not specifically mentioned above;

(iii)    The portions of the United States not specifically mentioned above; and

(iv)The country of Colombia, South America.

(b)    During the Restricted Period, Seller Representative shall not, and shall not permit any of his Affiliates to, directly or indirectly, hire or solicit any person who is offered employment by any Acquired Company or is or was employed any Acquired Company during the Restricted Period or at any time during the six months prior thereto, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees.

(c)    If Seller Representative breaches, or threatens to commit a breach of, any of the provisions of this Section 6.6, Purchaser shall have the right and remedy to have such provision specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to Purchaser and that money damages may not provide an adequate remedy to Purchaser. The foregoing right and remedy shall be (i) independent of the other rights and remedies available to Purchaser, (ii) severally enforceable, and (iii) in addition to, and not in lieu of, any other rights and remedies available to Purchaser under law or in equity.

(d)    Seller Representative acknowledges that the restrictions contained in this Section 6.6 are reasonable and necessary to protect the legitimate interests of Purchaser and constitute a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.6 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable law. The covenants contained in this Section 6.6 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

6.7    Access to Assets, Personnel and Information.

(a)    Subject to the Agreed Procedures, from the date hereof until the Closing Date, Seller and Seller Representative will afford to Purchaser and the Purchaser Agents, at Purchaser's sole risk and expense, reasonable access to any of the assets, books and records, contracts, employees, representatives, agents, consultants and facilities of the Acquired Companies and shall, upon request, furnish promptly to Purchaser, at Purchaser's expense, a copy of any file, book, record, report, contract, permit, correspondence, or other written information, document or data concerning any Acquired Company that is within the possession or control of Seller or any Acquired Company. During such period, Seller will make available to a reasonable number of Purchaser Agents adequate office space and facilities at the principal office facility of the Company.

(b)    At Purchaser's expense, Purchaser and the Purchaser Agents shall have the right to make an environmental and physical assessment of the assets of the Acquired Companies and, in connection therewith, shall have the right to enter and inspect such assets and all buildings and improvements thereon and conduct such tests, examinations, investigations and studies as Purchaser deems necessary, desirable or appropriate for the preparation of engineering or other reports relating to such assets, their condition and the presence of Hazardous Materials. Seller Representative shall be provided not less than 48 hours' prior notice of such activities, and the Seller Agents shall have the right to witness all such tests and investigations. Seller and Seller Representative shall use reasonable efforts to assist Purchaser in obtaining permission to conduct such an assessment with respect to any property or facility which was formerly owned, leased or operated by any Acquired Company. Purchaser shall (and shall cause the Purchaser Agents to) keep any data or information acquired by any such examinations and the results of any analyses of such data and information strictly confidential and will not (and will cause the Purchaser Agents not to) disclose any of such data, information or results to any Person unless otherwise required by law or regulation and then only after written notice to Seller Representative of the determination of the need for disclosure. Purchaser shall indemnify, defend and hold Seller, Seller Representative and the Seller Agents harmless from and against any and all claims to the extent arising out of or as a result of the activities of Purchaser and the Purchaser Agents with respect to the assets of the Acquired Companies in connection with conducting such environmental and physical assessment, except to the extent of and limited by the fault, negligence or willful misconduct of any Seller, Seller Representative or Seller Agent.

(c)    Seller and Seller Representative will cause the Seller Agents to cooperate in all reasonable respects with Purchaser and the Purchaser Agents in connection with Purchaser's examinations, evaluations and investigations described in this Section 6.7.

(d)    Except as required by law or regulation, Purchaser will not (and will cause the Purchaser Agents not to) use any information obtained pursuant to this Section 6.7 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

6.8    No Solicitation.

(a)    Immediately following the execution of this Agreement, Seller and Seller Representative will, and will cause the Seller Agents to, terminate any and all existing activities, discussions and negotiations with third parties (other than Purchaser) with respect to any possible transaction involving the sale of any material portion of any Acquired Company's assets or the merger or other business combination of any Acquired Company with or into any such third party or the sale of any stock or other equity interests in any Acquired Company.

(b)    Seller and Seller Representative will not, and will not permit the Seller Agents to, solicit, initiate or knowingly encourage the submission of any offer or proposal to acquire all or any material portion of the assets of any Acquired Company, or any stock or other equity interests in any Acquired Company (other than the transactions contemplated by this Agreement).

6.9    Additional Arrangements. Subject to the terms and conditions herein provided, Seller, Seller Representative and Purchaser shall take, or cause to be taken, all action and shall do, or cause to be done, all things necessary, appropriate or desirable under applicable laws and regulations or under applicable governing agreements to consummate and make effective the transactions contemplated by this Agreement, including using such Party's reasonable efforts to obtain all necessary waivers, consents and approvals and effecting all necessary registrations and filings. Seller, Seller Representative and Purchaser shall take, or cause to be taken, all action or shall do, or cause to be done, all things necessary, appropriate or desirable to cause the covenants and conditions applicable to the transactions contemplated hereby to be performed or satisfied as soon as practicable. In addition, if any Governmental Authority shall have issued any order, decree, ruling or injunction, or taken any other action that would have the effect of restraining, enjoining or otherwise prohibiting or preventing the consummation of the transactions contemplated hereby, each of Seller, Seller Representative and Purchaser shall use reasonable efforts to have such order, decree, ruling or injunction or other action declared ineffective as soon as practicable.

6.10    Mutual Cooperation. Seller, Seller Representative and Purchaser shall cooperate with each other, which cooperation shall include the furnishing of testimony and other evidence, permitting access to employees and providing information regarding the whereabouts of former employees, as reasonably requested by the other in connection with the prosecution or defense of any claims or other matters relating to the transaction contemplated herein; provided, however, that the foregoing shall not apply with respect to claims by Purchaser against Seller and/or Seller Representative or Seller or Seller Representative against Purchaser.

6.11    Preservation of Files and Records. For a period of seven years after the date of the Closing: (a) Purchaser shall preserve, or cause the Acquired Companies to preserve, all files and records relating to the Acquired Companies that are less than seven years old, shall allow Seller or its designees reasonable access to such files and records and the right to make copies and extracts therefrom at any time during normal business hours and shall not dispose of any thereof without first offering them to Seller; and (b) Seller shall preserve all files and records relating to the Acquired Companies that are less than seven years old and that are retained by Seller, shall allow Purchaser or its designee reasonable access to such files and records relating to the Acquired Companies as may be in Seller's possession and the right to make copies and extracts therefrom at any time during normal business hours and shall not dispose of any thereof without first offering them to Purchaser.

6.12    Conduct of Business. Seller and Seller Representative covenant and agree with Purchaser that, from the date of this Agreement until the Closing, the Acquired Companies will conduct the Business only in the ordinary and usual course consistent with past practices. Notwithstanding the preceding sentence, Seller and Seller Representative covenant and agree with Purchaser that, except as specifically contemplated in this Agreement, from the date of this Agreement until the Closing, without the prior written consent of Purchaser:

(a)    no Acquired Company will (i) acquire any corporation, partnership or other business entity or any interest therein; (ii) sell, lease or sublease, transfer or otherwise dispose of, mortgage, pledge or otherwise encumber any assets that have a value at the time of such sale, lease, sublease, transfer, disposition or encumbrance in excess of $10,000, individually, or $25,000, in the aggregate (other than sales of products in the ordinary course of business); (iii) make any material loan, advance or capital contribution to, or investment in, any Person (other than loans or advances in the ordinary course of business); (iv) enter into any contract not terminable by such Acquired Company upon notice of 30 days or less and without penalty or other obligation; (v) engage in any transaction or incur any obligation or liability outside the ordinary course of its business; or (vi) enter into any contract, commitment or arrangement with respect to any of the foregoing; provided, notwithstanding the foregoing, the Company may, without the prior consent (written or otherwise) of Purchaser, make distributions of cash to Seller in such amounts as the Company may determine in its sole discretion;

(b)    no Acquired Company will (i) enter into, or otherwise become liable or obligated under or pursuant to (A) any employee benefit, pension or other plan (whether or not subject to ERISA), (B) any incentive or deferred compensation plan or arrangement or other fringe benefit plan, except with respect to any bonuses payable to Company employees, all of which shall be paid by the Company prior to the Closing Date, or (C) any consulting, employment, severance, termination or similar contract with any Person, or amend or extend any such plan, arrangement or contract, except with respect to the Consulting Agreement; (ii) except for payments made pursuant to any Company Employee Benefit Plan, grant, or otherwise become liable for or obligated to pay, any severance or termination payments, bonuses or increases in compensation or benefits (other than payments, bonuses or increases that are mandated by the terms of contracts existing as of the date hereof which are described on section 6.12(a) of the Disclosure Schedule or that are paid in the ordinary course of business, consistent with past practices, and not individually or in the aggregate material in amount) to, or forgive any Indebtedness of, any employee, representative, dealer, distributor or consultant; or (iii) enter into any contract, commitment or arrangement to do any of the foregoing;

(c)    each Acquired Company will keep and maintain accurate books, records and accounts on an accrual basis consistent with past practices;

(d)    no Acquired Company will create, incur, assume or permit to exist any Lien on any of the assets of such Acquired Company;

(e)    each Acquired Company will (i) pay all Taxes, assessments and other governmental charges imposed upon any of its assets or with respect to its franchises, business, income or assets before any penalty or interest accrues thereon; (ii) pay all claims (including claims for labor, services, materials and supplies) that have become due and payable and which by law have or may become a Lien upon any of its assets prior to the time when any penalty or fine shall be incurred with respect thereto or any such Lien shall be imposed thereon; and (iii) comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority, obtain or take all governmental actions necessary in the operation of its businesses, and comply with and enforce the provisions of all contracts of such Acquired Company, including paying when due all rentals, royalties, expenses and other liabilities relating to its business or assets; provided, however, that such Acquired Company may contest the imposition of any such Taxes, assessments and other governmental charges, any such claim, or the requirements of any applicable law, rule, regulation or order or any contract of such Acquired Company if done so in good faith by appropriate proceedings and if adequate reserves are established;

(f)    each Acquired Company will preserve and keep in full force and effect its legal existence and material rights and franchises;

(g)    each Acquired Company will maintain in full force and effect the policies and contracts of insurance listed on section 4.20 of the Disclosure Schedule;

(h)    neither Seller, Seller Representative nor any Acquired Company will engage in any practice, take any action or permit any inaction that would cause any of the representations or warranties contained in ARTICLE IV to become untrue; or

(i)    each Acquired Company shall be solely responsible for providing continuation coverage under the COBRA to all of its employees and former employees, and such employees' and former employees' beneficiaries, who are entitled to receive such continuation coverage, and shall maintain sufficient health insurance for such purpose. In addition, Seller shall immediately notify Purchaser in the event that any Acquired Company terminates or modifies its health insurance policy or policies.

6.13    Inaccuracies in Representations and Warranties. Seller and Seller Representative shall immediately notify Purchaser of any fact or condition that causes any of Seller's and Seller Representative's representations and warranties to be untrue or inaccurate or of the failure to comply with any covenant of Seller and Seller Representative contained herein or of the occurrence of any event that may make satisfaction of the conditions set forth in Section 7.3(a) or 7.3(b) impossible or unlikely.

6.14    Company 401(k) Plan. Prior to the Closing Date, the Seller Representative shall cause the Company to take all necessary steps and appropriate actions, including obtaining all required consents, to terminate the Company's 401(k) plan, effective at least one Business Day prior to the Closing Date, in compliance with its terms and the requirements of applicable Law, including, without limitation, one hundred percent (100%) vesting of all participants under the Company's 401(k) plan, making all required contributions through the date of termination or as soon as reasonably possible thereafter.  Purchaser agrees that Seller and Seller Representative shall have control over post-termination procedures, compliance, resolution of claims and issues arising with any governmental entity, associated with or related to the Company's 401(k) plans; provided that (a) Seller Representative complies with the terms of this Section 6.14 and (b) any notice or communication associated with or related to the Company's 401(k) plan, shall not be issued, sent or communicated without the prior express written consent of Purchaser.  Following the Closing Date, Seller, Seller Representative and Purchaser agree to cooperate with each other in connection with taking any actions concerning the termination, correction, and distribution of the assets of the Company's 401(k) plan.

6.15    Houston Dynamics LLC. Within 30 days following the Closing Date, Seller shall deliver to Purchaser the current Organizational Documents of Houston Dynamics LLC and a certificate of good standing for Houston Dynamics LLC from the relevant office in Qatar.

ARTICLE VII
CONDITIONS

7.1    Conditions to Each Party's Obligation to Close. The respective obligations of each Party to be performed at the Closing shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

(a)    Filings; Waiting Periods; Approvals. All filings required to be made prior to the Closing Date with, and all consents, approvals, permits and authorizations required to be obtained prior to the Closing Date from, any Governmental Authority or other Person in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Seller, Seller Representative and Purchaser shall have been made or obtained (as the case may be).

(b)    No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition, including legislation, preventing the consummation of the transactions contemplated herein shall be in effect; provided, however, that prior to invoking this condition, each Party shall have used all reasonable efforts to have any such decree, ruling, injunction or order vacated, except as otherwise contemplated by this Agreement.

7.2    Conditions to Obligation of Seller and Seller Representative. The obligation of Seller and Seller Representative to effect the Closing is subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Seller:

(a)    Representations and Warranties. The representations and warranties of Purchaser set forth in ARTICLE V shall be true and correct in all material respects (without regard to any materiality or Material Adverse Effect qualifier contained in such representations and warranties) as of the date of this Agreement and as of the Closing Date as though made on and as of that time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be accurate as of such date or with respect to such period).

(b)    Covenants and Agreements. Purchaser shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date.

7.3    Conditions to Obligation of Purchaser. The obligation of Purchaser to effect the Closing is subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Purchaser:

(a)    Representations and Warranties. The representations and warranties of Seller and Seller Representative set forth in ARTICLE IV shall be true and correct in all material respects (without regard to any materiality or Material Adverse Effect qualifier contained in such representations and warranties) as of the date of this Agreement and as of the Closing Date as though made on and as of that time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be accurate as of such date or with respect to such period).

(b)    Covenants and Agreements. Seller and Seller Representative shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement on or prior to the Closing Date.

(c)    No Material Adverse Change. No event or events shall have occurred, or be reasonably likely to occur, which, individually or in the aggregate, have, or could have, a Material Adverse Effect with respect to any Acquired Company.

(d)    Deliveries. Purchaser shall have received the items to be delivered to it by Seller and/or Seller Representative pursuant to Section 3.2.

(e)    Third-Party Consents. All Third-Party consents listed in section 4.4 of the Disclosure Schedule shall have been obtained.

ARTICLE VIII
TERMINATION

8.1    Termination Rights. This Agreement may be terminated at any time prior to the Closing Date:

(a)    By mutual written consent of all Parties hereto;

(b)    By Seller and Seller Representative, or Purchaser, if (i) the Closing has not occurred by January 31, 2017 (provided, however, that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any Party whose breach of any representation or warranty or failure to perform any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date); or (ii) any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Closing and such order, decree, ruling or other action shall have become final and nonappealable (provided, however, that the right to terminate this Agreement pursuant to this clause (ii) shall not be available to any Party until such Party has used all reasonable efforts to remove such injunction, order, decree or ruling);

(c)    By Purchaser if (i) there has been a material breach of any of the representations and warranties made by Seller and Seller Representative in ARTICLE IV (provided, however, that Purchaser shall not be entitled to terminate this Agreement pursuant to this clause (i) unless Purchaser has given Seller and Seller Representative at least 10 days' prior notice of such breach and Seller and Seller Representative have failed to cure such breach within such 10-day period; or (ii) Seller or Seller Representative has failed to comply in any material respect with any of its covenants or agreements contained in this Agreement, and such failure has not been, or cannot be, cured within a reasonable time after notice and a demand for cure thereof; or

(d)    By Seller and Seller Representative if (i) there has been a material breach of any of the representations and warranties made by Purchaser in ARTICLE V (provided, however, that Seller and Seller Representative shall not be entitled to terminate this Agreement pursuant to this clause (i) unless Seller and Seller Representative have given Purchaser at least 10 days' prior notice of such breach and Purchaser has failed to cure such breach within such 10-day period; or (ii) Purchaser has failed to comply in any material respect with any of its covenants or agreements contained in this

Agreement, and such failure has not been, or cannot be, cured within a reasonable time after notice and a demand for cure thereof.

8.2    Effect of Termination. If this Agreement is terminated by any Party pursuant to the provisions of Section 8.1, this Agreement shall forthwith become void except for, and there shall be no further obligation under this Agreement on the part of any Party or its respective Affiliates, directors, managers, officers, stockholders or equityholders except pursuant to, the provisions of Sections 6.1 and 6.5 and ARTICLE X (which shall continue pursuant to their terms); provided, however, that a termination of this Agreement shall not relieve Purchaser, on the one hand, or Seller and Seller Representative, on the other hand, from any liability for damages incurred as a result of a breach by such Party of its representations, warranties, covenants, agreements or other obligations hereunder occurring prior to such termination.

ARTICLE IX
INDEMNIFICATION AND THIRD PARTY CLAIMS

9.1    Indemnification. Each of Seller and Seller Representative, jointly and severally, on the one hand, and Purchaser on the other hand (each an "Indemnifying Party"), hereby agree to indemnify, defend and hold harmless the other, and their directors, officers, managers, employees, trustees and Affiliates (hereinafter, collectively, "related persons"), from and against all Claims asserted against, resulting to, imposed upon or incurred by such Party or such Party's related persons (an "Indemnified Person"), to the extent resulting from: (a) the inaccuracy or breach of any representation or warranty of the Indemnifying Party contained in or made pursuant to this Agreement, determined without giving effect to any "materiality" or "Material Adverse Effect" qualifier contained therein, or (b) the breach of any covenant of the Indemnifying Party contained in or made pursuant to this Agreement. As used in this ARTICLE IX, the term "Claim" shall include: (x) all debts, liabilities and obligations; (y) all losses, damages, costs and expenses, including pre- and post-judgment interest, penalties, court costs and attorneys' fees and expenses; and (z) all demands, claims, actions, costs of investigation, causes of action, proceedings, arbitrations, judgments, settlements and assessments, whether or not ultimately determined to be valid.

9.2    Additional Indemnities of Seller and Seller Representative. Seller and Seller Representative further hereby agree, jointly and severally, to indemnify, defend and hold harmless Purchaser and Purchaser's related persons, including the Acquired Companies, from and against all Claims asserted against, resulting to, imposed upon or incurred by Purchaser or its related persons, including the Acquired Companies, with respect to:

(a)    liabilities of any kind of any Acquired Company or any of its assets, whether accrued, contingent or otherwise, arising out of or on account of or with respect to any transaction, event, action or omission by or involving any Acquired Company, occurring or existing at or prior to the Closing, except (i) items reflected or reserved against in the Company Financial Statements, and (ii) trade obligations incurred in the ordinary course of business, consistent with past practices, since the Balance Sheet Date;

(b)    any Claims attributable to (i) Taxes (or the non-payment thereof) of any Acquired Company (including Taxes imposed on any Acquired Company with respect to Seller) for all Pre-Closing Tax Periods, except Taxes reserved for on the Company Financial Statements, and (ii) any Taxes (or the non-payment thereof) of any Acquired Company (including Taxes imposed on any Acquired Company in respect of any Seller) imposed as a result of, arising out of, or directly or indirectly relating to any amounts that are or may become payable to any Seller under this Agreement and the transactions contemplated hereby;

(c)    any actual or alleged liability for the cleanup or removal of, or for death or injury to person or property and any other damages or expenses incurred, as a result of the release, emission or discharge of, any Hazardous Material, hazardous waste, toxic pollutants or other chemical by-products relating to or affecting any Acquired Company, or the violation of any Environment Law, to the extent such liability arises out of any matter that occurred or existed on or before the Closing Date;

(d)    the matters described in sections 4.8, 4.13, 4.14, 4.16, 4.18 and 4.30 of the Disclosure Schedule;

(e)    any Claim arising in connection with the employment, or service as a director or officer, or termination of employment, or of service as a director, manager or officer, of any persons in or by any Acquired Company on or before the Closing Date, including any workmen's compensation claims, any employee grievances, any liabilities with respect to pension, medical or other employment, director or officer benefits, including any Company Employee Benefit Plan and any liabilities for accrued vacation, bonus, deferred compensation or severance payments, or any other form of compensation, arising as a result of the consummation of the transactions contemplated by this Agreement, and any Claim arising in connection with any violation of Section 409A of the Code occurring prior to or contemporaneously with the Closing or as a result of the consummation of the transactions contemplated by this Agreement, including any payment made in relation thereto;

(f)    any claim, obligation or liability (to the extent not reflected or reserved against in the Company’s Financial Statements) arising in connection with any defect in any engineering design services provided by, or product manufactured or sold by, any Acquired Company on or prior to the Closing Date;

(g)    any Claim arising in connection with or relating to the performance by the Company or any Acquired Subsidiary of the CALSULCO Agreement on or before the Closing Date; or

(h)    all costs and expenses incurred by the Company or any Acquired Company to rectify the issues described on section 4.40 of the Disclosure Schedule.

9.2A    Additional Indemnities of Purchaser. Purchaser further hereby agrees to indemnify, defend and hold harmless Seller or its related persons, from and against all Claims asserted against, resulting to, imposed upon or incurred by Seller or its related persons, with respect to:
(a)    liabilities of any kind of any Acquired Company or any of its assets, whether accrued, contingent or otherwise, arising out of or on account of or with respect to any transaction, event, action or omission by or involving any Acquired Company, occurring or existing after the Closing Date;
(b)    any Claims attributable to Taxes (or the non-payment thereof) of any Acquired Company for all tax periods following the Closing Date;

(c)    any actual or alleged liability for the cleanup or removal of, or for death or injury to person or property and any other damages or expenses incurred, as a result of the release, emission or discharge of, any Hazardous Material, hazardous waste, toxic pollutants or other chemical by-products relating to or affecting any Acquired Company, or the violation of any Environment Law, to the extent such liability arises out of any matter that occurred after the Closing Date;

(d)    any Claim arising in connection with the employment, or service as a director or officer, or termination of employment, or of service as a director, manager or officer, of any persons in or by any Acquired Company after the Closing Date, including any workmen's compensation claims, any employee grievances, any liabilities with respect to pension, medical or other employment, director or officer benefits, including any Company Employee Benefit Plan and any liabilities for accrued vacation, bonus, deferred compensation or severance payments, or any other form of compensation, arising as a result of the consummation of the transactions contemplated by this Agreement, and any Claim arising in connection with any violation of Section 409A of the Code occurring after the Closing Date; or

(e)    any claim, obligation or liability arising in connection with any defect in any engineering design services provided by, or product manufactured or sold by, any Acquired Company after the Closing Date, but with respect to a defect in design, only to the extent that such defect in design occurred after the Closing Date.

9.3    Defense of Third Party Claims. In the event any Claim is asserted against any Indemnified Person by a third party, the Indemnified Person shall with reasonable promptness notify the Indemnifying Party of such Claim. If the Indemnified Person does not so notify the Indemnifying Party within 15 days after becoming aware of such Claim, then the Indemnifying Party shall, if such delay materially prejudices the Indemnifying Party with respect to the defense of such Claim, be relieved of liability hereunder in respect of such Claim to the extent of the damage caused by such delay. In any such proceeding, following receipt of notice properly given, the Indemnifying Party shall be entitled, at its sole discretion, to assume the entire defense of such Claim (with counsel selected by it which is reasonably satisfactory to the Indemnified Person or Persons), and the Indemnifying Party shall bear the entire cost of defending such Claim; provided, however, that the Indemnifying Party shall not be entitled to assume the defense of any such Claim if (a) such Claim relates to or arises in connection with any criminal action, (b) injunctive or other equitable relief is sought in connection with such Claim, or (c) the Indemnified Person in good faith determines that the defense of such Claim by the Indemnifying Party would be reasonably likely to result in the Indemnifying Party having a conflict of interest. With respect to any Claims described in subsections (a) through (c) of the preceding sentence, (1) the Indemnifying Party shall have the right to participate in such defense, at its own cost, and (2) the Indemnified Person shall not have the right to settle such Claim without the written consent of the Indemnifying Party. With respect to any Claim in which the Indemnifying Party has assumed the defense, the Indemnifying Party shall not have the right to settle any such Claim without the written consent of the Indemnified Person or Persons, except that the Indemnifying Party may effect a settlement of any such Claim if the following three conditions are met: (x) there is no finding or admission of any violation of law or any violation of the rights of any Indemnified Person or Persons and there is no effect on any other Claim that may be made against the Indemnified Person or Persons; (y) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (z) the settlement includes, as an unconditional term, the claimant’s or the plaintiff’s release of the Indemnified Person or Persons, in form and substance reasonably satisfactory to the Indemnified Person or Persons, from all liability in respect of the Claim. In the event of the assumption of the defense of a Claim by the Indemnifying Party, the Indemnifying Party shall not be liable for any further legal or other expenses subsequently incurred by the Indemnified Persons in connection with such defense unless otherwise agreed to in writing by the Indemnifying Party or as herein provided; provided, however, the Indemnified Persons shall have the right to participate in such defense, at their own cost.

9.4    Limit on Indemnity Obligations.
(a)    No Indemnified Person shall be entitled to seek indemnification from any Indemnifying Party pursuant to Section 9.1(a) with respect to any Claim unless such Indemnified Person notifies such Indemnifying Party of such Claim (i) within eighteen (18) months after the date of the Closing, with respect to Claims other than those arising from the breach of any Fundamental Representation; (ii) within 90 days after the applicable statute of limitations has expired with respect to Claims arising from a breach of Section 4.18 (Environmental Matters), Section 4.26 (Employee Benefit Plans), Section 4.27 (Employment Matters), Section 4.30 (Taxes), Section 4.32 (Absence of Certain Business Practices), Section 4.33 (FCPA) or Section 4.34 (Export Controls); or (iii) at any time with respect to Claims arising from the breach of any Fundamental Representation.
(b)    If the total amount of all Claims which Purchaser or any of its related persons has the right to assert against Seller and Seller Representative under Sections 9.1(a) and 9.2 ("Purchaser Claims"), other than Claims arising from the breach of any Fundamental Representation and Claims arising under Sections 9.2(g) and 9.2(h), does not exceed $150,000 (the "Basket"), then Seller and Seller Representative shall have no obligation under this ARTICLE IX with respect to any such Claims. If the total amount of all such Purchaser Claims exceeds the Basket, then Seller’s and Seller Representative’s obligations under Sections 9.1(a) and 9.2 shall be for the amount of the Claims in excess of the Basket.
(c)    The obligations of Seller and Seller Representative under Sections 9.1(a) and 9.2, other than with respect to Claims arising from the breach or inaccuracy of any Fundamental Representation and Claims arising under Sections 9.2(g) and 9.2(h), shall be limited to an aggregate maximum amount equal to $6,900,000.
(d)    The indemnification provided by Seller and Seller Representative pursuant to this Agreement shall be on a joint and several basis.
(e)    None of the time or monetary limitations contained in this Section 9.4 shall apply to Claims arising from fraud on the part of any Acquired Company or Seller or Seller Representative in connection with the transactions contemplated by this Agreement.
(f)    Except as specifically set forth herein, the indemnification provisions in this Agreement shall be without limitation.
(g)    An Indemnified Person shall notify each Indemnifying Party in writing and with reasonable promptness, of any Claim that does not involve a third party. Such notice shall include a description of any event or fact known to the Indemnified Person that gives rise or may give rise to the Claim by the Indemnified Person against an Indemnifying Party based on this Article IX. Failure of the Indemnified Person to provide such notice shall relieve each Indemnifying Party of its obligation to indemnify with respect to the Claim only to the extent that the Indemnifying Party actually has been prejudiced by the Indemnified Person’s failure to give notice as required.
(h)    Without limiting the effect of any other provision of this ARTICLE IX, for purposes of calculating the amount of any Claim for which indemnification is provided under this Agreement, there shall be deducted an amount equal to any insurance proceeds actually received by, or paid for the benefit of, the Indemnified Person from one or more insurers with respect to such Claim, net of costs and expenses relating to the recovery of such insurance proceeds (including, for the avoidance of doubt, deductibles, premium adjustments and retro-premium adjustments); provided that an

Indemnified Person shall not be required to pursue any such claim prior to making a claim for indemnification hereunder (but will give appropriate notices under any policy necessary to preserve claims under the policy).  In any case where an Indemnified Person recovers insurance proceeds from, or receives the benefit of payments made by, one or more insurers in respect of a Claim with respect to which an Indemnifying Party has previously indemnified it pursuant to this ARTICLE IX, such Indemnified Person shall promptly pay over to the Indemnifying Party the amount so recovered, or paid for the Indemnified Person’s benefit, net of costs and expenses relating to the recovery of such insurance proceeds (including, for the avoidance of doubt, deductibles, premium adjustments and retro-premium adjustments), but not in excess of any amounts previously paid to the Indemnified Person by such Indemnifying Party. For the avoidance of doubt, it is agreed that when an insurer makes a payment directly to any Person as a result of a claim asserted by such Person against an Indemnified Person, such Indemnified Person receives the "benefit" of such payment.
(i)    NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NO PARTY SHALL BE LIABLE FOR INDEMNIFICATION FOR PUNITIVE, EXEMPLARY, CONSEQUENTIAL OR INDIRECT DAMAGES, LOST PROFITS OR LOST BENEFITS, LOSS OF ENTERPRISE VALUE, DIMINUTION IN VALUE OF ANY BUSINESS, DAMAGE TO REPUTATION OR LOSS TO GOODWILL, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM ANY OTHER PARTY'S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT, other than indemnification for amounts paid or payable BY SUCH PARTY to third parties in respect of any third party claim for which indemnification hereunder is otherwise required.
9.5    Other Rights. After the Closing, except for the dispute mechanisms set forth in ARTICLE II, the indemnification provided in this ARTICLE IX (including all limitations contained herein) shall be the sole and exclusive remedy of any Person (except with respect to Claims arising from fraud on the part of any Acquired Company or Seller or Seller Representative in connection with the transactions contemplated by this Agreement or a matter for which specific performance, injunctive relief or other equitable remedies are available) for the breach of any representation, warranty, covenant or agreement contained herein.

9.6    Survival. The representations, warranties, covenants and agreements made in this Agreement or in any certificate or instrument delivered in connection herewith shall be in full force and effect notwithstanding any investigation made by or disclosure made to any Party, whether before or after the date hereof, shall survive the execution and delivery of this Agreement, and shall survive the Closing. If an Indemnified Person has submitted a Claim pursuant to this ARTICLE IX prior to the expiration of any applicable period, such period shall be tolled. All covenants requiring performance by a Party after the Closing shall survive the Closing in accordance with their terms.
9.7    INDEMNIFICATION IN CASE OF STRICT LIABILITY OR INDEMNITEE NEGLIGENCE. THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE IX SHALL BE ENFORCEABLE REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.
9.8    Escrow Funds. The escrow funds held pursuant to the Holdback Escrow Account shall be available for the satisfaction of Claims by Purchaser and/or its related persons pursuant to this ARTICLE IX, provided that Purchaser and its related persons shall not be limited to satisfying Claims from such escrow funds.

ARTICLE X
MISCELLANEOUS

10.1    Governing Law; Consent to Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the substantive law of the State of Oklahoma without giving effect to the principles of conflicts of law thereof. Any action against any Party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located in Tulsa County, Oklahoma, and the Parties hereby irrevocably submit to the exclusive jurisdiction of any such court over any such action. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection that they may now or hereafter have to the laying of venue of any such action brought in such court or any defense of inconvenient forum for the maintenance of such action.

10.2    Waiver of Jury Trial. THE PARTIES AGREE TO ACCEPT SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER INITIAL PLEADING MADE IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN THIS AGREEMENT. NOTHING IN THIS SECTION 10.2, HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE SUCH SUMMONS, COMPLAINT OR INITIAL PLEADING IN ANY OTHER MANNER PERMITTED BY LAW. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.3    Counterparts. This Agreement may be executed in multiple counterparts (including execution by facsimile or scanned email signature), each of which shall be an original, but all of which together shall constitute but one and the same instrument.

10.4    Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, except that Purchaser may assign its rights and obligations hereunder to one of its Affiliates. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

10.5    Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, and the other documents and agreements contemplated hereby, constitute the entire agreement among the Parties, and supersedes any prior understandings, agreements, arrangements and representations between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

10.6    Notices. All notices, requests, demands, claims and other communications required or permitted to be given hereunder shall be in writing and shall be sent by (a) personal delivery (effective upon delivery), (b) facsimile (c) or portable document format (.pdf) (effective on the next day after transmission), (d) registered or certified mail, return receipt requested and postage prepaid (effective on the third day after being so mailed), or (e) overnight courier service (effective when receipted for), in each case addressed to the intended recipient as set forth below:

If to Purchaser:

Matrix Service Company
5100 E. Skelly Dr., Ste. 500
Tulsa, OK 74135
Attention: Justin Sheets
Facsimile:
Email: JSheets@matrixservicecompany.com

and

Matrix Service Company
5100 E. Skelly Dr., Ste. 500
Tulsa, OK 74135
Attention: Kenneth L. Erdmann
Facsimile:
Email: KErdmann@matrixservicecompany.com

With a copy to (which shall not constitute notice) to:

Conner & Winters, LLP
4000 One Williams Center
Tulsa, Oklahoma 74172-0148
Attention: Mark Berman
Facsimile: (918) 586-5711
Email: mberman@cwlaw.com

If to Seller or Seller Representative:

C. Douglas Houston
Houston Interests, LLC
6846 S. Canton Ave, Suite 400
Tulsa, OK 74136-3454
Facsimile: (918)496-4422
Email: cdh@houstoninterests.com

With a copy (which shall not constitute notice) to:

Doerner, Saunders, Daniel & Anderson, LLP
2 W. 2nd Street, Suite 700
Tulsa, OK 74103
Attention: H. Wayne Cooper
Facsimile: (918) 925-5228
Email: hwcooper@dsda.com

Purchaser and Seller Representative may change its address for receiving notices by giving written notice of such change to the other Parties in accordance with this Section 10.6.
10.7    Spouse. At the Closing, Seller Representative shall cause his spouse to execute and deliver to Purchaser a Joinder of Spouse attached hereto to evidence such spouse's agreement and consent to be bound by the terms and conditions of this Agreement as to such spouse's interest, whether community property or otherwise, if any, in the Company or any of its Affiliates.

10.8    Enforcement of Agreement. The Parties agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. Accordingly, the Parties hereby agree that each Party shall be entitled to an injunction to prevent a breach of this Agreement and shall be entitled to specific performance of the terms and provisions hereof in addition to any other remedy at law or in equity.

10.9    Amendment. This Agreement may be amended by the Parties hereto at any time only by a written instrument signed on behalf of each such Party.

10.10    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

[Signatures appear on following pages.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

"Purchaser"

MATRIX PDM ENGINEERING, INC.

By:     /s/ John R. Hewitt
Name:     John R. Hewitt
Title:     Authorized Signatory

"Seller"

C. Douglas Houston Revocable Trust
u/t/a dated november 21, 2016

By:     /s/ C. Douglas Houston
Name:     C. Douglas Houston
Title:     Trustee

"Seller Representative"

/s/_C. Douglas Houston____________
C. Douglas Houston

Signature Page to Stock Purchase Agreement

Joinder of Spouse

Nadine Houston, spouse of C. Douglas Houston, joins in the execution and delivery of that certain Membership Interest Purchase Agreement (the "Purchase Agreement"), dated as of December 12, 2016 (the "Effective Date"), by and among MATRIX PDM ENGINEERING, INC. ("Purchaser"), C. Douglas Houston Revocable Trust u/t/a dated november 21, 2016 (the "Seller"), the sole member and equity owner of Houston Interests, LLC, an Oklahoma limited liability company (the "Company"), and C. DOUGLAS HOUSTON, an individual and the grantor and the trustee of the Seller (the "Seller Representative"), for the express purpose of (a) evidencing the undersigned's knowledge of the existence and content of the Purchase Agreement, (b) binding the undersigned's interest, whether community property or otherwise, if any, in the Company or any of its affiliates, that has been issued, acquired or otherwise transferred to the undersigned, and (c) agreeing to the provisions of the Purchase Agreement.

The undersigned is hereby executing this Joinder of Spouse voluntarily and with the full understanding that Purchaser is executing the Purchase Agreement in reliance on the representations that the undersigned is making in this Joinder of Spouse. The undersigned represents and warrants that the undersigned has fully reviewed and understands the Purchase Agreement.

EXECUTED and effective as of the Effective Date.

/s/ Nadine Houston________________________
Nadine Houston

List of Attachments:

Disclosure Schedule
Exhibit A - Escrow Agreement

Exhibit B - Agreed Procedure